As filed with the Securities and Exchange Commission on March 25, 1999
                                                     Registration No. 333-70487



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        Pre-Effective Amendment No. 1 to

                                    FORM SB-2

                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933


                                  QUANTECH LTD.
             (Exact name of registrant as specified in its charter)


       Minnesota                           3573                  41-1709417
(State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation of organization)    Classification Code     Identification Number)

                                  Quantech Ltd.
                             1419 Energy Park Drive
                               St. Paul, MN 55108
                                 (651) 647-6370

          (Address and telephone number of principal executive offices and principal place of business)
                           ---------------------------

     Gregory G. Freitag, Chief Financial Officer and Chief Operating Officer
                                  Quantech Ltd.
                             1419 Energy Park Drive
                               St. Paul, MN 55108
                                 (651) 647-6370

            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Timothy M. Heaney, Esq.
                            Fredrikson & Byron, P.A.
                       900 Second Avenue South, Suite 1100
                          Minneapolis, Minnesota 55402
                                 (612) 347-7000
                           ---------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                        ---------------------------------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effectiveness until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED MARCH ___, 1999



                                  QUANTECH LTD.

                        8,507,349 shares of Common Stock


         Stockholders of Quantech identified in this Prospectus are offering all of the shares to be sold in the offering. These shares may be offered from time to time through or to brokers or dealers in the over-the-counter markets at market prices prevailing at the time of sale or in negotiated transactions at prices acceptable to these stockholders. Quantech will not receive any of the proceeds from the offering.




         Shares of Quantech Common Stock trade on the local over-the-counter markets and the OTC Bulletin Board under the symbol QQQQ. The closing sale price of the Common Stock on March 23, 1999, as reflected on such markets was $1.50 per share.

                             ----------------------


         This Investment Involves a High Degree of Risk. You Should Purchase Shares Only If You Can Afford a Complete Loss. See "Risk Factors" Beginning on Page 3 of This Prospectus.

                             ----------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------


         The information in this Prospectus is not complete and may be changed. The stockholders selling Quantech Common Stock pursuant to this Prospectus may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these shares and it is not an offer to buy these shares in any state where the offer or sale is not permitted.

                             ----------------------

               The date of this Prospectus is _____________, 1999

                                TABLE OF CONTENTS


                                                                           Page

Prospectus Summary.....................................................      1
Risk Factors...........................................................      3
Special Note Regarding Forward-Looking Statements......................      6
Price Range of Common Stock............................................      7
Dividend Policy........................................................      7
Selected Financial Data................................................      8
Management's Discussion and Analysis of Financial
   Condition and Results of Operation...................................    10
Business................................................................    14
Management..............................................................    28
Principal and Selling Stockholders......................................    33
Description of Securities...............................................    42
Plan of Distribution....................................................    45
Legal Matters...........................................................    46
Experts.................................................................    46
Available Information...................................................    47

                               PROSPECTUS SUMMARY


         This summary highlights information contained elsewhere in this Prospectus that you should consider before investing in the Common Stock.


                                    Quantech

         Quantech Ltd. is completing development of a system that is expected to run tests for a number of different medical conditions. We call our system the DBx. The DBx consists of an instrument that sits on the top of a counter or cart and reads disposable test cartridges developed by Quantech. Each Quantech test cartridge will contain from one to four different medical tests such as those for a heart attack or pregnancy. The DBx produces test results in a manner different than other testing systems because it uses Quantech's proprietary technology based on the quantum physics phenomenon known as surface plasmon resonance ("SPR"), which involves the interaction of light with the electrons of a metal.



         Excluding tests that can be conducted in the home, the overall world wide diagnostic market is more than $18 billion. Routine and STAT (urgent) laboratory tests currently account for the majority of this market. Routine tests required in the hospital are conducted on testing systems located in either the hospital's central laboratory or sent to a laboratory that is not within the hospital. STAT tests are conducted by a hospital's central laboratories or a smaller, more conveniently located version of the central laboratories called STAT labs. Obtaining test results from central laboratories can take a minimum of 45 minutes and up to three hours. This delay negatively affects patient treatment and increases costs. Although STAT labs have been established to reduce the time delay, test costs are higher in STAT labs than central laboratories and turnaround time for tests is not always reduced. We are designing the DBx to address what we believe is a pressing need for a test system that can quickly, within 10 to 20 minutes, and cost effectively provide test results, especially for patients with critical problems in emergency departments.





         We expect the DBx to be launched with at least a panel of three heart attack tests and a single test for pregnancy. Additional tests are expected to be added to the DBx system to provide the number of different quantitative tests the emergency department requires on an urgent basis. We received approval from the FDA for our first heart attack test and have provided to the FDA submissions for a second heart attack test and a pregnancy test. Submissions with the FDA for additional tests and the instrument itself are expected to be made throughout 1999.



         Quantech principal executive offices are located at 1419 Energy Park Drive, St. Paul, Minnesota 55108. Its telephone number is (651) 647-6370 and its fax number is (651) 647-6369.

                                  The Offering



Securities offered......................  8,507,349 shares of Common Stock. (1)

Securities outstanding..................  2,721,534 shares of Common Stock. (2)

                                          1,702,706 shares of Series A
                                          Convertible Preferred Stock.

Use of proceeds.........................  Quantech will not receive any proceeds from the sale of Common
                                          Stock in the offering.

                                    .........



(1) Includes:

a)  179,570 shares currently outstanding;

b) 6,810,824 shares issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock; and

c)  3,405,981 shares issuable upon exercise of outstanding warrants.

(2) Does not include:

a) 6,810,824 shares issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock; and

b)  6,256,581 shares issuable upon exercise of outstanding warrants and options.

                                  RISK FACTORS


         Investing in Quantech is risky. You should be able to bear a complete loss of your investment. You should carefully consider the following risk factors and other information in this Prospectus before deciding to invest in shares of Quantech's Common Stock.


Immediate and Future Capital Needs


         Quantech does not have sufficient funds to complete commercial development or commence production and sales of the DBx. Quantech anticipates that its cash on hand and bank credit facility will allow it to maintain operations through May 1999. Additional financing of approximately $10 million of investment capital, funding by strategic partner(s) or licensing revenues will be needed to operate through March 2000. This financing will be used to develop and submit to the FDA additional tests, complete clinical evaluation of the DBx, establish manufacturing capabilities and prepare for sales of the DBx. Quantech does not have any commitments for any such additional financing and does not anticipate receiving any additional significant funding from commercial lenders. There can be no assurance that any such additional financing can be obtained on favorable terms, if at all. Any additional equity financing may result in dilution to Quantech stockholders.


Going Concern Uncertainty




         Quantech has not had any significant revenues to date. As of June 30, 1998 and December 31, 1998, we had an accumulated deficits of $18,057,048 and $20,843,033, respectively. The report of the independent auditors on Quantech's financial statements for the year ended June 30, 1998, includes an explanatory paragraph relating to the uncertainty of Quantech's ability to continue as a going concern, which may make it more difficult for Quantech to raise additional capital.



No Assurance of Final Development of DBx



         Components of the DBx system are under various stages of development. Until DBx system development is completed and cleared through the FDA, there can be no assurance that the DBx system will be finished according to our current development timetable and budget. Failure to timely finish on budget will require Quantech to seek funding greater than currently anticipated, thus intensifying the risks described in Immediate and Future Capital Needs above. Additionally, the final price that we will need to charge to cover the costs of the DBx instrument and the test cartridges cannot be determined until development is complete and FDA clearances have been obtained. If Quantech cannot receive FDA approval and offer the DBx system with certain required features at a cost acceptable to potential customers, it will be impossible for Quantech to continue operations.



Dependence on the Ability of the DBx to Provide Quick, Reliable and Economical Test Results



         In general, the commercial success of Quantech's DBx system will depend upon its acceptance by the medical community and third-party payers as a reliable and economical product. The approval of the purchase of diagnostic test systems by a hospital is generally controlled by its central laboratory. We expect that there will be resistance by some central laboratories to a new system until it is proven to have a level of accuracy and precision comparable to current hospital tests. Finally, the DBx must provide results of STAT tests quicker than current hospital tests for emergency department doctors.


Lack of Marketing Experience

         We have had no experience in marketing the DBx. We intend to market our system in both the United States and in foreign markets through a strategic partner(s) with an established distribution system, but no assurance can be given that such an arrangement can be made. If such a strategic relationship is not entered into prior to product launch, we will market our system through a combination of our own sales force and distributors. Establishing a sales and marketing capability sufficient to support the level of sales necessary for us to attain profitability will require substantial efforts and significant management and financial resources. There can be no assurance that we will be able to recruit and retain direct sales and marketing personnel, engage distributors or have our marketing efforts be successful.


Limited Manufacturing and Production Experience

         To be successful, we must timely manufacture sufficient quantities of the DBx and test cartridges in compliance with regulatory requirements, such as the FDA's Good Manufacturing Practices while maintaining product quality and acceptable manufacturing costs. The instrument and many components of the test cartridges will be manufactured by outside vendors. We have not entered into agreements with any of these vendors. There can be no assurance that we can engage such vendors. Further, if engaged, the limited control we have over any third party manufacturers as to timeliness of production, delivery and other factors could affect our ability to supply products on a timely basis.



         We ultimately intend to chemically coat and assemble test cartridges ourselves. We have never operated a manufacturing/assembly business. We will have to establish a manufacturing facility, or contract for such services with a third party, which is registered with the FDA.



Failure to Comply with Government Regulations



         The DBx instrument and test cartridges are human diagnostic medical devices subject to regulation by the United States FDA and agencies of foreign countries. The FDA regulates the DBx as a medical device that requires clearance before sales can be made in the United States. We believe that such pre-market clearance can be obtained for our instrument and substantially all of our test cartridges through submissions of a 510(k) pre-market notification demonstrating the particular product's substantial equivalence to another device legally marketed under a similar clearance. There can be no assurance that the FDA or other government regulators will approve the DBx system and test cartridges in a timely manner or at all. Delay in approvals, or failure to achieve approvals, would increase the capital necessary to maintain operations and make it more difficult to raise required funds.



Multiple Levels of Competition







         The medical testing market is highly competitive. We expect that manufacturers of central and STAT laboratory testing equipment will compete to maintain their market shares. Also, point of care testing products exist and additional products are likely to be introduced to compete with certain tests to be performed on the DBx instrument. All of the industry leaders and many of the other companies participating in this market have substantially greater resources than the resources available to us, including, but not limited to, financial resources and skilled personnel. Current central lab systems are also well accepted and entrenched so that sales of the DBx may require a significant sales effort to gain market share. If the features and costs of the DBx system are not compelling it will not successfully compete in its market.


Compliance with CLIA


         Use of Quantech's DBx system will be subject to the Clinical Laboratory Improvement Act of 1988 ("CLIA"). This regulation governs the qualifications of persons supervising a laboratory test and the persons performing the laboratory test. Quantech has based its marketing plan on the belief that the DBx system will be classified as a test of moderate complexity. However, we have not sought the necessary regulatory approval of this classification. In practical terms, performing a test of moderate complexity means that the individual supervising the test must be well educated and well trained, but the individual operating the system requires no formal laboratory education and only task-specific training. If our DBx system is not classified as a test of moderate complexity, we would not have a user-friendly operation advantage, which could have an adverse affect on sales.



Single Product and Technology Basis





         The DBx will be Quantech's only initial product and is based upon a single set of core technologies. We operate in a market characterized by rapid and significant technological change. While we are not aware of any developments in the medical industry which would render our current or planned product less competitive or obsolete, there can be no assurance that future technological changes or the development of new or competitive products by others will not do so. To remain competitive, we will need continually to make substantial expenditures for development of both equipment and additional tests.





Failure to Maintain Patent Protection



         No assurance can be given that we will be able to protect our proprietary technology. We are not aware of any issued patents that would prohibit the use of any technology we currently have under development. However, patents may exist or be issued in the future to other companies covering elements of the DBx. The existence or issuance of such patents may require us to make costly significant changes in the design of our systems or operational plans. We have not conducted an independent patent search or evaluation with respect to our patented technology. Ares-Serono, the company licensing certain technology to us made no warranties as to the enforceability of any of the patents or the commercial potential of the technology. Although Ares-Serono may defend the patents they have licensed to us, we will be responsible for the defense of any patents Ares-Serono elects not to defend and all of those issued to us. The cost of patent litigation can be very substantial.


Dependence on the Ares-Serono License


         We are dependent upon the worldwide license we acquired from Ares-Serono to certain patents, proprietary information and associated hardware related to the SPR technology. The Ares-Serono license calls for ongoing royalties based on revenues and a $150,000 minimum royalty payment on December 31, 1999. If the minimum royalty is payment not made, Ares-Serono has the right to cause a reversion to it of a royalty-free license, thereby depriving us of our exclusive rights under the Ares-Serono license.


Dependence on Personnel


         We have a small number of employees. Although we believe we maintain a core group sufficient for us to effectively conduct our operations, the loss of any of our personnel could, to varying degrees, have an adverse effect on our operations and system development. The loss of either Robert Case, our CEO, or Greg Freitag, our COO and CFO, would have a material adverse affect on Quantech.





Shares Eligible for Future Sale May Have Adverse Affect of Price and Liquidity



         As a result of this Registration Statement, all shares of Quantech's outstanding Common Stock are eligible to be sold in the public market along with all shares that may be obtained upon exercise of outstanding options, warrants or conversion of Series A Convertible Preferred Stock. The sale of a substantial number of shares could adversely affect the market price and liquidity of Quantech's securities. Such potential adverse affects on price and liquidity, or the concern over these issues, could make it more difficult for Quantech to raise required future funds.



                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS



         Certain statements in this Prospectus are not historical facts but are forward-looking statements. Such forward-looking statements may be identified by the use of terminology such as "anticipate," "believe," "estimate," "expect," "intend," "may," "plans," "project," and similar expressions. Such statements involve risks and uncertainties and should be evaluated in light of the risk factors discussed above. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                           Price Range of Common stock

         Quantech's Common Stock is traded on the local over-the-counter markets and the OTC Bulletin Board under the symbol of QQQQ. Although trading in Quantech's Common Stock does occur on a consistent basis, the volume of shares traded has been sporadic. There can be no assurance that an established trading market will develop, the current market will be maintained or a liquid market for Quantech's Common Stock will be available in the future. Investors should not rely on historical stock price performance as an indication of future price performance.







         The following table summarizes the high and low sale prices of Quantech's Common Stock for the periods indicated. The prices have been adjusted to reflect a 1-for-20 reverse stock split effected by Quantech on June 2, 1998. The closing price of Quantech's Common Stock on March 23, 1999 was $1.50 per share.




                                                                                           High            Low
          Fiscal 1997:
               Third Quarter....................................................         $  12.40      $   8.20
               Fourth Quarter...................................................         $   8.00      $   4.20
          Fiscal 1998:
               First Quarter....................................................         $   5.60      $   2.20
               Second Quarter...................................................         $   5.60      $   2.80
               Third Quarter....................................................         $   4.00      $   2.70
               Fourth Quarter...................................................         $   7.00      $   2.60
          Fiscal 1999:
               First Quarter....................................................         $   3.88      $   0.94
               Second Quarter...................................................         $   2.56      $   0.53
               Third Quarter through March 18, 1999.............................         $   2.00      $   1.50





    As of March 18, 1999 Quantech had approximately 500 holders of record of its Common Stock, excluding stockholders whose stock is held either in nominee name or street name brokerage accounts. Based on information obtained from Quantech's transfer agent, as of such date, there were approximately 3,800 stockholders of Quantech's Common Stock whose stock is held in either nominee name or street name brokerage accounts.


                                 DIVIDEND POLICY

         Quantech has never paid a cash dividend on its Common Stock or Series A Convertible Preferred Stock. Payment of dividends is at the discretion of the board of directors. The board of directors plans to retain earnings, if any, for operations and does not intend to pay dividends in the foreseeable future.

                             SELECTED FINANCIAL DATA

         The following selected financial data of Quantech as of and for the years ended June 30, 1997 and 1998 is derived from the financial statements that have been audited by McGladrey & Pullen, LLP, independent auditors. Quantech's financial statements for the six month period ended December 31, 1997 and 1998 and the period from September 30, 1991 (date of inception) to December 31, 1998 are unaudited. However, in the opinion of Quantech, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation have been made. Interim results may not be indicative of the results of operations to be expected for a full fiscal year. This financial data should be read in conjunction with Quantech's financial statements and the notes thereto included elsewhere in this Prospectus and to the Management's Discussion and Analysis of Results of Operations and Financial Condition which follows.


                                  QUANTECH LTD.
                          (A Development Stage Company)
                          Statements of Operations Data
                      (in thousands except per share data)

                                                                                                                 Period From
                                                                                                                   September 30,
                                                           Years Ended                Six Months Ended          1991 (Date of
                                                             June 30,                   December 31,            Inception), to
                                                    -----------------------------------------------------------  December 31,
                                                         1997          1998           1997           1998           1998
                                                    ----------------------------------------------------------------------------
Interest Income                                     $       81    $      12      $      10        $      1      $       184
                                                    ----------------------------------------------------------------------------
Expenses:
  General and administrative                             1,779        1,221            484             931           10,093
  Research and development                               2,114        1,608            595             975            7,229
  Minimum royalty expense                                   75          113             38              75            1,150
  Losses resulting from transactions
     with Spectrum Diagnostics Inc.                         --           --             --              --              556
  Net exchange gain                                         --           --             --              --              (67)
  Interest                                                  18          719            100             715            1,933
                                                    ----------------------------------------------------------------------------
Total expenses                                           4,006        3,661          1,217           2,696           20,894
                                                    ----------------------------------------------------------------------------
Loss before income taxes                                (3,925)      (3,649)        (1,207)         (2,695)         (20,710)
Income taxes                                                --           --             --              --               42
                                                    ----------------------------------------------------------------------------
Net Loss                                            $   (3,925)   $  (3,649)     $  (1,207)       $ (2,695)     $   (20,752)
                                                    ============================================================================
Net loss attributable to common shareholders
     Net loss                                       $   (3,925)   $  (3,649)     $  (1,207)       $  (2,695)
     Preferred stock accretion                              --           --             --              (91)
                                                    ----------------------------------------------------------
Net loss attributable to common shareholders        $   (3,925)   $  (3,649)     $  (1,207)       $  (2,786)
                                                    ==========================================================
Loss per basic and diluted common share             $    (1.66)   $   (1.45)     $   (0.49)       $   (1.06)
Weighted average common shares
     outstanding                                         2,366        2,524          2,488            2,620



                                  QUANTECH LTD.
                          (A Development Stage Company)
                                 Balance Sheets
                                 (in thousands)


                                                                           June 30,          June 30,        December 31,
                                                                             1997              1998              1998
                                                                       ------------------------------------------------------
ASSETS
Total current assets                                                        $    833         $      203         $      166
Total property and equipment                                                     206                179                179
 Total other assets                                                            2,105              2,803              2,586
                                                                       ------------------------------------------------------
Total assets                                                                $  3,144         $    3,185         $    2,931
                                                                       ======================================================
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
     Short-term debt                                                        $  1,070         $    3,113         $      300
     Accounts payable                                                            101                 97                 77
     Accrued expenses                                                            295                247                141
                                                                       ------------------------------------------------------
Total current liabilities                                                      1,466              3,457                518
                                                                       ------------------------------------------------------
Redeemable Preferred Stock                                                                                           4,852

Stockholders' Equity (Deficit)
     Common Stock                                                                480             16,308             16,471
     Additional paid-in capital                                               15,606              1,477              2,321
     Prepaid engineering development                                                                                  (388)
     Deficit accumulated during the development stage                        (14,408)           (18,057)           (20,843)
                                                                       ------------------------------------------------------
Total stockholders' equity (deficit)                                           1,678               (272)            (2,439)
                                                                       ------------------------------------------------------
Total liabilities and stockholders' equity (deficit)                        $  3,144         $    3,185         $    2,931
                                                                       ======================================================



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion should be read in conjunction with the consolidated financial statements of Quantech and the notes thereto included elsewhere in this Prospectus.




Results of Operations


For the Six Months Ended December 31, 1998 and 1997



         Quantech has incurred a net loss of $20,752,248 from September 30, 1991 (date of inception) through December 31, 1998 due to expenses related to formation and operation of Quantech's predecessor, Spectrum Diagnostics Spa. in Italy, continuing costs of raising capital, normal expenses of operating over an extended period of time, expenditures on research and development, royalty payments related to the SPR technology and interest on borrowed funds. In addition, an investment of $3,356,629 was made when Quantech purchased the exclusive rights to the SPR technology.



         For the six months ended December 31, 1998, Quantech had interest income of $1,068 compared to $9,907 for the same period in 1997. This decrease was a result of less cash on hand as proceeds obtained from Quantech's private placements of securities have been used for operations, research and development and to reduce borrowing from its $750,000 bank credit facility.



         General and administration expenses increased to $931,641 for the six months ended December 31, 1998 from $484,251 for the same period in 1997. The increase in general and administrative spending was primarily due to costs associated with financing activities, including commission expense of $198,000, charges of $78,000 for warrants and options issued in connection with financing activities and professional fees of $39,000. Additional expenses related to Quantech's expansion also contributed to the increase in general and administration expense. Quantech anticipates that these expenses will be lower during the quarter ending March 31, 1999 due to reduced financing activity, but then will increase as Quantech raises additional funding, completes development of its system and begins to manufacture and distribute its products.



         Research and development costs increased to $974,645 in the six months ended December 31, 1998 from $595,349 in the same period of 1997. This increase was primarily due to expenses related to the preparation of 510(k) submissions to the FDA and engineering design work on the DBx commercial instrument and related test cartridges, including charges of $200,500 for warrants and options issued in connection with research and development agreements. Quantech expects R&D spending to remain flat during the quarter ending March 31, 1999 and then increase as Quantech completes the commercial development of its system, conducts additional FDA work and begins to establish higher volume manufacturing capabilities.



         Minimum royalty expense increased to $75,000 during the six months ended December 31, 1998 compared to $37,500 for the same period in 1997. This increase was due to the accrual for the minimum payment made in December 1998. Royalty expense is expected to remain at $37,500 per quarter through December 1999 (see Notes to Financial Statements, Note 2 - License Agreement).

         Interest expense for the six months ended December 31, 1998 increased to $714,982 compared to $99,821 during the same period in 1997 primarily due to increased debt from the sale of promissory notes including a $546,902 charge to reflect the beneficial conversion feature of the now converted notes. Interest expense is expected to decrease during the quarter ending March 31, 1999 due to the effect of the conversion of the promissory notes for all three months of the quarter, and then to remain flat.



         For the six months ended December 31, 1998 Quantech had losses of $2,695,200 as compared to $1,207,014 for the same period in 1997. The higher loss for the quarter was primarily due to increased operating expenses partially offset by lower interest expense. A substantial portion of the increased loss for the six-month period was interest cost, with the remaining increase a result of higher operating expenses and lower interest income.



For the Year Ended June 30, 1998 and 1997



         Quantech incurred a net loss of $18,057,048 from September 30, 1991 (date of inception) through June 30, 1998 due to expenses related to formation and operation of Spectrum Diagnostics Spa. in Italy, continuing costs of raising capital, normal expenses of operating over an extended period of time, expenditures on research and development, royalty payments related to the SPR technology and interest on borrowed funds. In addition, an investment of $3,356,629 was made when Quantech purchased the rights to the SPR technology.



         For the year ended June 30, 1998 Quantech had interest income of $12,435 compared to $80,854 for the 1997 fiscal year as a result of less cash on hand as proceeds obtained from Quantech's private placements of securities have been used for operations and research and development.



         General and administration expenses decreased from $1,799,117 for the year ended June 30, 1997 to $1,221,196 for the year ended June 30, 1998. The decrease in general and administration expenses resulted from the restructuring that Quantech implemented in the second half of 1997. The restructuring was aimed at reducing expenses and focusing Quantech's resources on completing development of its diagnostic system. Changes that were made included reducing the number of employees, consultants and outside services employed in the administrative functions. Quantech anticipates that these expenses will increase significantly in the future as Quantech completes development of its system and begins to manufacture and distribute its products.



         Research and development costs decreased from $2,114,586 in 1997 to $1,608,361 in 1998. The decrease was due to the above mentioned restructuring, with cost reductions resulting primarily from reduced outside contract development work as Quantech focused its resources on completing system development with a reconfigured internal development team. Spending began to increase significantly, however, near the end of fiscal 1998 as Quantech incurred expenses necessary to prepare and file its first 510(k) submission with the FDA, and engaged outside design engineering firms to assist in finishing development of the commercial version of its DBx system. Quantech expects R&D spending to continue at a considerably higher rate in fiscal 1999 as Quantech completes such development, conducts additional FDA submission work and begins to establish higher volume manufacturing capabilities.

         Minimum royalty expense increased to $112,500 in 1998 as compared to $75,000 in 1997 as a result of the higher minimum royalties owed under Quantech's amended license with Ares-Serono. Royalty expense is expected to increase to $150,000 in fiscal 1999 to reflect the minimum royalties owed under Quantech's amended license with Ares-Serono.


         Interest expense increased in 1998 to $719,126 as compared to $17,611 in 1997. The higher interest expense was primarily the result of increased debt from the sale of promissory notes including a $441,542 charge to reflect the beneficial conversion feature of the notes. Interest expense during fiscal 1999 is expected to be similar to 1998, but may change depending upon the future capital structure of Quantech.


         For the year ended June 30, 1998 Quantech had a loss of $3,648,748 as compared to $3,925,460 for the same period ended June 30, 1997. This decrease was a result of the decrease in research and development and general and administrative expenses in 1998 exceeding increases in such period in minimum royalty and interest expenses and the decrease in interest income.



Liquidity and Capital Resources


         From inception to December 31, 1998, Quantech has raised approximately $20,350,000 through a combination of public stock sales, private stock sales and issuance of debt obligations. In November and December 1998, Quantech raised net proceeds of $1,669,475 from the sale of 600,617 shares of its Series A Convertible Preferred Stock to accredited investors. The shares were priced at $3.00 per share and each share of Series A Preferred Stock is convertible into four shares of Common Stock. Noteholders also converted $3,374,138 of Quantech's promissory notes into 1,124,715 shares of the Series A Preferred Stock in November 1998. Additionally, in November 1998 Quantech issued a warrant Millenium Medical Systems to purchase 1,800,000 shares of Common Stock at $1.10 per share in exchange for engineering development work.



         Quantech anticipates that its cash on hand and bank credit facility, which had $400,000 available as of March 1, 1999, along with the lower cash requirements resulting from the Millennium development agreement will allow it to maintain operations through May 1999. Additional financing of approximately $10 million through March 2000 will be needed to develop and submit to the FDA additional tests, complete clinical evaluation of the DBx, establish manufacturing capabilities and prepare for sales of the DBx. Quantech is currently reviewing multiple avenues of future funding including private sale of equity or debt with equity features or arrangements with strategic partners. Quantech does not have any commitments for any such financing and there can be no assurance that Quantech will obtain additional capital when needed or that additional capital will not have a dilutive effect on current stockholders. See "Risk Factors--Immediate and Future Capital Needs." Although Quantech has a limited lending arrangement with its bank to a maximum of $750,000, all of which credit line will be used by the end of May 1999, it does not anticipate receiving any additional significant funding from commercial lenders.



         Quantech currently has outstanding 2,721,534 shares of Common Stock, and 1,702,706 shares of Series A Preferred Stock convertible into 6,810,824 shares of Common Stock. It also has options and warrants outstanding to purchase an additional 6,256,581 shares of Common Stock at exercise prices from $0.75 to

$14.40. Because these options and warrants expire from May 2000 through December 2003, Quantech is not relying on any significant proceeds from the exercise of options and warrants in the next 12 months. However, the exercise of any significant number of options and warrants could provide necessary funding and such exercises could occur if Quantech continues to meet its milestone schedule on a timely basis.



         Quantech incurred capital expenditures of $36,046 in the six month period ended December 31, 1998. Quantech anticipates significant capital expenditures in the future for laboratory and production equipment and office expansion as Quantech nears product introduction. The timing and amount of such expenditures will be governed by Quantech's development and market introduction schedules which are subject to change due to a number of factors including development delays, FDA approval and availability of future financing.


Year 2000 Compliance


         We believe our internal information and non-information systems are year 2000 compliant. Quantech is in a stage of development of its products at a time when awareness of year 2000 issues allows it to build year 2000 compliance into its products and operations. We are diligently ascertaining at each step of development that our products are compliant and are in the process of contacting key suppliers to address their exposure to year 2000 related risks. We have, therefore, not developed any contingency plans relating to year 2000 issues and have not budgeted any funds for year 2000 issues. Although we believe that our systems are year 2000 compliant, unanticipated year 2000 problems may arise which, depending on the nature and magnitude of the problem, could adversely affect our business. Furthermore, year 2000 problems involving third parties may have a negative impact on our suppliers and potential customers, the general economy or the ability of businesses to receive essential services such as telecommunications and banking. Any such occurrence could adversely affect our business.

                                    BUSINESS

General



         Quantech Ltd. is completing development of a system that is expected to run tests for a number of different medical conditions. We call our system the DBx. The DBx consists of an instrument that sits on the top of a counter or cart and reads disposable test cartridges developed by Quantech. Each Quantech test cartridge will contain from one to four different medical tests such as those for a heart attack or pregnancy. The DBx produces test results in a manner different than other testing systems because it uses Quantech's proprietary technology based on the scientific phenomenon known as surface plasmon resonance ("SPR").





         We are designing the DBx primarily for the emergency department. The DBx is expected to have the range of available tests and quality performance of hospitals' central and STAT labs, but with test time turnaround of 10 to 20 minutes. The system will analyze both whole blood and urine without preparation or addition of other substances or removal of the sample from the collection device. We believe this ease of use and the ability to locate the DBx in the emergency department will economically provide physicians with faster test results than hospital central or STAT laboratories.





         We have received approval from the FDA for our first heart attack test, which will test for the cardiac market myoglobin. We have submitted to the FDA applications for a second heart attack test, which will test for the cardiac marker CK-MB, and for a pregnancy test, which will test for hCG. Initial launch of the DBx system is expected in late 1999. Quantech believes the capabilities of its DBx system as a diverse diagnostic testing platform will meet the needs of the critical care STAT testing market enabling Quantech to be competitive in the global medical diagnostics market.



Quantech's DBx System

         The Instrument


         The DBx system consists of a reading instrument and disposable test cartridges. The instrument will process up to four tests at a time on a single disposable test cartridge. Additional reading ports will be designed to be attached to the base instrument to allow more than one test cartridge to be read by the instrument at one time. Because the DBx is a biosensor system it can convert biological data into digital signals. This will allow future designs to take advantage of advances in microcomputer technology. Most importantly, the instrument is designed to be compatible with new test cartridges that are introduced into the market by Quantech without system obsolescence or significant re-training of personnel.



         The instrument will be of a size capable of sitting on a bench top or cart and of being moved from room to room if necessary. It contains a white light source, a microprocessor, a number of optical components, a computer touch screen and barcode readers. The light is split into a number of channels, providing for quality controls and multiple tests per test cartridge. When the test cartridge is inserted into the instrument, an internal barcode reader identifies the type of test to be run. A touch screen and/or an external barcode reader will enable the user to enter both a user number and the patient or specimen ID number. The instrument's computer screen will display results of a given test. The data or results produced by the instrument will also be stored on an internal hard drive, downloaded to the hospital information system, and may be provided on a hard copy through use of a printer.

         It is anticipated that critical care units such as the emergency department will have several DBx instruments at various locations. Quantech intends to offer several industry standard instrument rental programs under which a hospital may obtain and retain the DBx without cost as long as a specified number of test cartridges are purchased. For customers who wish to purchase the instrument, the retail price is anticipated to be $15,000.



         The Disposable Test Cartridges



         Quantech's disposable test cartridge consists of an injection molded plastic carrier containing a metal coated sensor surface. The metallic surface is overlaid with different chemicals depending on the test or tests to be performed by a particular cartridge. An important feature of the Quantech test cartridge will be the ability to attach a standard vacutainer tube which is used to draw blood. The ability to put blood into the DBx test cartridge without removing it from the tube will make the DBx easier to use and the user will have minimal exposure to the blood sample. Future cartridges for certain tests may also be configured to handle samples of urine and other body fluids.



         Because the necessary chemicals are already in the test cartridge, an operator will not be required to add any other chemicals. Lack of handling chemicals by the operator translates into easier use than current testing systems found in the central laboratory and more immediate results. Test cartridges will be configured to provide single tests or multiple clinically-related tests. Because the same test cartridge configuration may be used for all tests, manufacturing and quality control costs should be minimized. Cartridges are expected to have retail prices ranging from $12.00 to $35.00 per test cartridge depending on the tests provided. Additional development of the cartridge is currently being conducted and future development will be undertaken to expand the number of tests that may be performed in general and on each cartridge.


         Comparison of Product Technologies


         A number of basic methods, whether performed manually or by automated instruments, are utilized in medical testing including immunoassays, DNA probes and chemical reactions. Each of these testing methods requires the performance of a series of operations by a skilled technologist. These operations include sample preparation, addition of reagents or chemicals, further method-specific manipulations, and reading and interpretation of raw data. Each testing method also requires a specific instrument to perform the particular test. Central and STAT laboratory automated testing systems have mechanized, rather than eliminated many of these steps and have been unable to combine a number of different testing methods or technologies into a single system. The DBx, in contrast, is expected to be able to be used for these and other basic testing methods within a single instrument, but without complicated processing by the operator.



         Central and STAT laboratories provide quality results on a number of different tests. However, tests that are needed urgently take from 45 minutes to three hours and disrupt the batch testing of central labs. Although STAT labs have quicker turnaround time with the quality advantages of the central lab, personnel and equipment requirements of STAT labs result in high test costs. Point of care testing instruments have reduced test turnaround time, and in some instances have lower test costs than STAT labs, but fail to meet laboratory quality and critical care needs due to:



     o The limited number of tests that can be performed;
     o Lack of interface to laboratory computer information system;
     o Manipulation of patient blood sample;
     o Non-similarity to central laboratory results; and
     o Lack of quantitative results.



         Our DBx is designed to combine the advantages of central laboratory and point of care testing while eliminating or limiting the disadvantages of these alternatives by providing the following features and capabilities:



     o Ability to perform a number of different STAT tests (heart attack, pregnancy, white blood count panel, coagulation panel, electrolytes, amylase, therapeutic drugs, drugs of abuse panel, etc.)
     o Rapid test result turn-around time (10-20 minutes)
     o Quantitative results using whole blood (no sample processing by user)
     o Multiple tests on one cartridge (up to four clinically related tests per disposable)
     o User-friendly
     o Cost effective (less than STAT lab test costs)
     o No addition of reagents by the operator
     o Transportable instrument can be placed on top of bench or cart
     o Similarity to central laboratory test results
     o Whole blood/closed tube (vacutainer) patient sample capability
     o Full-time laboratory information system computer interface
     o Automatic user/patient/test/quality control input


The Market


         Excluding home testing, the overall world wide medical testing (in-vitro diagnostic) market is more than $18 billion. Central and STAT laboratories currently account for the majority of this market with testing divided between non-urgent or routine tests and urgent (STAT) tests. Quantech is focused on the STAT testing portion of this market. STAT tests are required in areas such as surgical suites, intensive care units, coronary care units and emergency departments because of the time sensitive nature of their treatment. However, results of STAT tests from the central laboratory can take 45 minutes to three hours. This delay affects patient treatment and increases costs. Although STAT labs have been established to reduce this time delay, test costs are higher than the central laboratory and reduced test time turnaround is not always achieved.



         Pressure has increased to reduce the length of patient stay in hospitals and provide a greater portion of services in ambulatory and outpatient settings. Because the cost of providing care in critical care units far exceeds those of general medical or surgical units, a primary goal of critical care medicine is to make a quick and accurate diagnosis for a patient so they may be treated, sent home or moved to a different area of the hospital. Point of care testing has emerged in response to these demands but, as previously discussed, lack of central and STAT lab features have kept these point of care instruments from penetrating the critical care testing market. We have chosen a strategic direction designed to promote the inherent technological advantages of our DBx system which address the shortfalls of central labs, STAT labs and point of care instruments.


         Critical Care Units



         Critical care units include intensive care units, coronary care units, surgical suites and emergency departments. Quantech's DBx system will first be marketed to emergency departments. Most tests conducted in the emergency department are required STAT (urgent) and are processed 24 hours a day. Tests processed in a STAT manner significantly increase cost because hospitals must staff laboratories around the clock, use sophisticated technology and respond to urgent and critical patient needs, all without the large test volumes that allow them to spread the operating and capital costs across a large number of tests. The solution to this difficulty and expense is to bring a single system designed to conduct many STAT tests to the patient site in a manner that will provide cost-effective test results promptly and accurately, without requiring much space or personnel training. Tests typically required on an urgent basis by an emergency department include:



     o Heart Attack (cardiac marker panel consisting of CK-MB, troponin I, myoglobin)
     o Pregnancy (hCG)
     o White Blood Count panel (count with absolute neutrophils, Hct and Hgh)
     o Coagulation
     o Therapeutic Drug Monitoring (Digoxin, Theophylline)
     o Drugs of Abuse (e.g., Cocaine, Marijuana)
     o Electrolytes (not blood gases which are performed by pulse oximetry in emergency department)
     o Amylase
     o Liver Enzymes
     o Bun/Creatinine



         Quantech will introduce its DBx system with at least a cardiac panel to test for heart attacks and a pregnancy test. As discussed below, these tests provide a significant market. Quantech will expand the number of tests the DBx can perform beyond its first tests by adding the additional STAT tests required by the emergency department. Because no other system known to Quantech can provide the range of STAT tests required by the emergency department, Quantech believes it can make substantial market penetration. Since the needs of other critical care units are similar to those tests required by the emergency department, Quantech anticipates that growth into these other areas will be evolutionary.



         Heart Attacks. Tests for heart attacks (cardiac markers) are needed to triage and treat individuals that arrive at the emergency department with chest pain. Hospitals are aware of a need for more rapid heart attack testing and in response have started to establish chest pain centers in emergency departments for triaging patients. Lacking, however, are whole blood, cost effective, rapid heart attack test results. We have chosen a panel of three heart attack tests for the initial launch of our DBx system because of the need, reimbursement and volume these tests represent.



         During a heart attack, certain proteins, or cardiac markers, are released from the damaged heart muscle into the blood stream as a result of damage to the muscle. These cardiac markers are important to help to identify patients who have suffered a heart attack. Cardiac markers are in varying concentrations and consist of CK-MB, troponin I, myosin light chain and myoglobin. Myoglobin is the first protein that can be detected and the first to leave the body. CK-MB and troponin I appear later but stay in the body longer and are more specific to cardiac damage. Therefore, combinations of these markers are used to cover the required time frames.



         Tests for cardiac markers are most useful if they can be performed in under twenty minutes. However, most of the existing tests require a central laboratory system that may delay the results beyond their effective need. Quantech's system is designed to provide emergency personnel with the ability to receive test results in 10 to 20 minutes.



         An estimated 6 million patients are evaluated for chest pain annually in the United States with approximately 3 million admitted to an intensive care unit for further evaluation. Of those admitted, only 30% are subsequently considered to have actually had a heart attack. Assuming an average cost of $3,000 per admission, this represents a total expenditure of $6 billion annually on patients who did not have a heart attack. This also does not take into account that 2-8% of patients with acute chest pain that are released from the emergency department without treatment subsequently have a heart attack resulting in death or cardiac damage. These misdiagnoses represent greater than 20% of the malpractice dollars awarded in the field of emergency medicine.



         The high cost of admission and malpractice claims as well as the introduction of new heart attack treatments have necessitated the development of a method to make a rapid definitive diagnosis of chest pain. In the last 10 years, substantial progress has been made in thrombolytic therapy. If the therapy is started within four to six hours of the onset of a heart attack, it can dissolve the blood clot, clear arteries and save heart muscle tissue. Because these therapies are expensive and present undesirable side effects (e.g., allergic reactions, bleeding) if the patient has not suffered a heart attack, rapid accurate testing for heart attacks is very important.



         Pregnancy. Every woman of child bearing age who enters the emergency department and requires a procedure that could injure a fetus (e.g., x-ray or drugs) should have a pregnancy test. Because of the delays in obtaining tests from the central or STAT lab, many women are treated without the physician receiving the results of the pregnancy test. Malpractice claims in this area are second only to claims involving misdiagnoses of heart attacks. A rapid pregnancy test is also important for treatment of ectopic pregnancies (gestation outside of uterus, often in fallopian tube). Ectopic pregnancy is a leading cause of abdominal pain for women going to the emergency department. Our DBx system will have a whole blood quantitative test for the pregnancy marker hCG.


Sales and Marketing

         General


         The United States emergency department testing market is highly concentrated. There are 223 high volume trauma centers in the United States that each see more than 100,000 patients per year. Approximately 2,200 emergency departments represent over 75% of the STAT testing market. Additionally, the majority of hospitals belong to a small number of buying groups such as Columbia/HCA and the Voluntary Hospital Association of America Inc. (VHA).

         Quantech will form a strategic marketing group of approximately three persons who are familiar with emergency department routines and needs and have prior diagnostic sales experience. Initially, this marketing group will begin creating awareness of Quantech and its DBx system. It is intended that Quantech will engage a strategic distribution partner with a presence in diagnostic testing to market its products in the United States. If a strategic distribution partner is engaged, the marketing group will support this distribution partner and maintain contact with customers to help Quantech to monitor the market for future products.



         If an appropriate distribution partner cannot be engaged, then the marketing group will focus on sales of the system to the highest volume emergency departments. Because of the small number of emergency departments in the United States, and the large amount of revenue that can be provided by each one, Quantech believes that a small focused sales effort will enable it to effectively penetrate the emergency department STAT testing market. Initially, this direct sales group would total six persons and be increased as Quantech expanded beyond the high volume trauma centers.



         Quantech will maintain a support staff to provide 24 hour product service both in the interpretation of results and the use of the system, as well as emergency shipping. There will be no field service. Faulty instruments will be replaced in the event of failure.


         Clients


         The purchasing decision for diagnostic testing equipment is in the hands of the laboratory manager, although the end user of the Quantech DBx system will be emergency department personnel. Under CLIA regulation, the laboratory is responsible for training, instrument calibration and quality assurance of testing systems. As such, the laboratory will want a STAT testing instrument to have the following features:



     o Comparable performance to central laboratory instrument with similar results
     o One (maximum of two) instruments for emergency department STAT test needs
     o Full-time, bi-directional laboratory information system computer interface with information automatically downloaded to laboratory information system
     o Automated user/patient/test/quality control information input
     o User ID and lockout capability by laboratory
     o Minimum user training o Physically robust - large enough so it does not get stolen or dropped
     o Costs comparable to central lab STAT tests and less than STAT lab tests



         Emergency department personnel as the ultimate users must also accept any system that will be used for their STAT testing needs. Although in many instances they cannot buy a testing system without laboratory approval, they are capable of keeping a system from being purchased. A system that is acceptable to the emergency department must provide the following features, some of which coincide with the demands of the laboratory:



     o Comparable performance to central laboratory instrument with similar results
     o Rapid turnaround time (less than 20 minutes)

     o One (maximum of two) instruments for emergency department STAT testing needs
     o Whole blood, closed collection tube sampling and transfer
     o Automatic laboratory information system download
     o User friendly - minimum training and time at instrument
     o High reliability and large enough to locate and not be stolen or misplaced



         To achieve market penetration of its DBx system, Quantech's marketing strategy will be focused on achieving the acceptance of both laboratory and emergency department personnel. Testing systems to date have been unable to meet the needs of both groups because of technology limitations. Quantech's DBx system is designed to meet the requirements of both groups by incorporating all of the required features into a single instrument.



         International





         Shortly after the launch of the DBx in the United States, Quantech intends to begin sales in western Europe and, after receipt of appropriate approvals, in Japan. These markets are similar to the United States in both the type of STAT testing required and concentration of patients in a small number of facilities. Quantech will manage and support international distributors, if a strategic distribution partner is not engaged. Quantech is currently conducting further international marketing research and has begun identifying potential distribution partners.




Competition

         The majority of in-vitro medical diagnostic testing is conducted in hospital and commercial reference laboratories. These facilities are particularly suited for efficiently processing a large number of patient samples. While most hospital laboratories must maintain the capability to perform certain STAT tests on single patient sample, most of the samples handled by central laboratories are processed so that one type of test, such as pregnancy tests, are all run at one time or in batches. The competitors for this market have addressed these laboratories' needs for high test throughput, low reagent cost and low labor cost by developing automated systems. STAT labs have been developed to address the needs of STAT testing and generally use the same instrumentation found in the central laboratory. These laboratory systems are generally complex and expensive, incorporating designs appropriate to the central laboratories they serve which employ skilled operators who are expected to perform sample preparation, system calibration and basic instrument maintenance.



         Both the health care providers and their suppliers are heavily committed to the current central/STAT laboratory testing system model. The laboratories are constrained by their organization structure, their substantial capital investment in instrumentation and the task of processing a large number of routine non-STAT tests. The suppliers' corporate infrastructures, marketing and sales organizations, research and development activities and production capabilities are committed to this market. As a result, hospitals may maintain their established means of having testing performed.



         There is a significant number of companies serving this central clinical laboratory market. Most of them compete in only one or two segments of the overall market. Abbott Laboratories, Roche Diagnostics, and Johnson & Johnson are notable exceptions. These companies have achieved their broad market penetration by developing several technologies, each targeted for the specific needs of a market segment and focusing their marketing, distribution and sales activities on the central laboratory. The DBx in general must compete with central and /or STAT laboratory testing systems to gain market share and, as a result, Quantech will meet with competition from these companies in both sales of the DBx system and the individual tests to be provided on the DBx.



         There is significant new product activity in certain areas of critical care STAT testing. Point of care testing systems are addressing limited testing areas such as coagulation, blood gas and basic chemistry including electrolytes. Two such point of care systems, i-STAT Corp. and Diametrics Medical, which market biosensor testing instruments capable of determining blood gas and electrolyte levels have become recognized point of care testing systems. Quantech does not believe current products of i-STAT or Diametrics are capable, however, of providing the breadth of tests and features required by the emergency department.



         With respect to testing for cardiac markers to diagnose a heart attack, most testing is done in the hospital central and STAT labs with test result turnaround times of more than 45 minutes. Quantech is aware of only a limited number of companies that provide rapid testing for heart attacks. Of such companies, Spectral Diagnostics Limited, a Canadian company, markets a manual method available for certain heart attack tests. Roche Diagnostics markets a manual test for the heart attack marker troponin I. As configured Spectral's and Roche's heart attack tests can provide only yes/no results instead of quantitative results such as those provided by central laboratory systems. Biosite Diagnostics has introduced an instrument and tests for heart attacks but the extent of sales activity is unclear. Quantech believes that Biosite's system is not able to provide the number of tests and other STAT testing requirements expected to be available on the DBx. Limitation of the tests that competitors' system can perform provides Quantech a competitive advantage because the DBx is expected to provide a large number of different tests.





         All of the industry leaders, and many of the other companies participating in the diagnostic testing market, have substantially greater resources than those available to Quantech, including, but not limited to, financial resources and skilled personnel. However, Quantech believes the DBx provides a product that is currently lacking for the critical care STAT testing market. There can be no assurance that current or future companies will not invent systems that will have broad testing capabilities and features like those expected in the DBx. If Quantech is able to launch its system, no assurance exists that competitive pressures will not negatively affect its pricing of both the DBx instrument and the individual test cartridges.


The Technology


         The DBx is a biosensor that uses Quantech's proprietary surface plasmon resonance based technology as its core. A biosensor is an analytical device that combines a biological sensing or detection element with a suitable transducer that converts biochemical activity into a measurable form of energy. A biosensor's input is a specific biological event. Its output is a measurable signal that corresponds to the input.





         Surface plasmon resonance is an optical-electrical phenomenon involving the interaction of light with the electrons of a metal. The optical-electrical basis of SPR is the transfer of the energy carried by photons of light to a group of electrons (a plasmon) at the surface of a metal. Quantech's SPR sensor is a disposable cartridge composed of a plastic base with a fine grating molded into its surface. The grating is coated with a very thin layer of gold. Gold is used because it does not oxidize like other metals which can affect chemistry binding. The gold is subsequently coated with binding molecules. The binding molecules may be antibodies, DNA probes, enzymes or other reagents chosen because they react exclusively with a specific analyte. The analyte is the substance being measured, such as a heart attack marker, and defines the test to be done.



         The coated metal surface interacts with light at a characteristic resonant wavelength that depends upon the molecular composition at the metal's surface. When the coated metal is exposed to a sample that contains the analyte being tested, the analyte becomes bound to the metal through its specific interaction with the binding molecules. As an analyte is bound, the composition at the surface changes and consequently the resonant wavelength shifts. The magnitude of the change in the resonant wavelength is proportional to the amount of binding that takes place, which is proportional to the concentration of the analyte in the sample.



         Quantech's SPR biosensor combines the strengths of biology and physics into a single entity. Applications of SPR that have been reported in the scientific literature or explored by Quantech include immunoassays for cardiac markers, hormones, drugs, viruses and bacteria, quantitation of anesthetic gases, and DNA binding assays. Quantech's SPR biosensor technology thus represents a simple, unified platform that is capable of performing a wide range of diagnostic tests. SPR is also a valuable research tool that Quantech expects will allow it to quickly and efficiently develop further tests for its system.


Manufacturing


         The DBx is comprised of an instrument and disposable test cartridges. The instrument consists of electronics and optics and does not require complicated assembly procedures. Production of the instrument will be performed by a contract manufacturer pursuant to quality standards set by Quantech. The contract supplier has not yet been selected. Quantech will take delivery of the instrument, perform final quality inspection and inventory the instrument for final shipment.



         Quantech's test cartridge consists of two parts, the sensor grating piece with the metal coating and the carrier for such piece. Both the coated sensor grating and carrier will be produced by contract suppliers according to Quantech specifications. These pieces will be shipped to either Quantech or another contract manufacturer to complete final manufacturing of the test cartridge. This final manufacturing will consist of:



     o Applying the assay (chemistry) on the gold coated sensor grating;
     o Placing the final grating piece into the carrier;
     o Performing the final assembly;
     o Labeling the test cartridge; and
     o Packaging the test cartridge for final shipment.


Regulatory Environment


         Quantech believes that the products it initially proposes to manufacture and market will be classified as medical devices and will therefore be subject to regulation by the FDA and, in some instances, by foreign government authorities. Manufacturers of medical devices must comply with certain United States regulations governing the testing, manufacturing and packaging of medical devices. Medical devices are subject to different levels of testing and review and may be subject to periodic inspection, without warning, to ensure compliance. Comparable agencies in certain states and foreign countries will also regulate Quantech's activities. Quantech's products could be subject to recall by the FDA or Quantech itself, if it appears that the products and their use do not conform to regulations.



         Generally, medical devices intended for human use that are to be marketed in the United States are placed in one of three regulatory classifications depending upon the degree of testing and review to which the device will be subject. Quantech expects that its products will not be subjected to the highest level of scrutiny because they do not come into contact directly with a living human being. Specifically, the DBx would be classified as either Class I or Class II devices as distinguished from implantable devices, which are classified as Class III devices.



         Quantech believes that premarket clearance can be obtained for its initial system and tests through submission to the FDA of a "510(k) premarket notification" that demonstrates the product's substantial equivalence to another device legally marketed pursuant to 510(k) premarket notification clearance. The FDA may also require, in connection with such notification, that it be provided with the test results supporting this claim and demonstrating the safety and efficacy of the device. Under certain circumstances, such clinical data can be obtained only after submitting to the FDA an application for an investigational device exemption.



         For new products that are not considered to be "substantially equivalent" to an existing device, two levels of FDA approval will probably be required before marketing in the United States can begin. First, the FDA and participating medical institutions must approve Quantech's application for an investigational device exemption, permitting clinical evaluations of the product utilizing human samples under controlled experimental conditions. Second, the FDA must grant to Quantech a premarket approval, which is granted if the FDA finds that the product complies with all regulations and manufacturing standards. In addition, the FDA may require further clinical evaluation of the product, or it may grant a premarket approval but restrict the number of devices distributed or require additional patient follow-up for an indefinite period of time. Completion of this process could take up to 12 months and involve significant costs.



         Quantech believes it is unlikely that it will be required to obtain FDA premarket approval with respect to any of its currently proposed products, except where mandated by the FDA such as HIV, cancer and hepatitis detection tests. Any claims of panel diagnostics are subject to a premarket approval procedure. Quantech anticipates that it will make claims in reference to its heart attack tests. These claims will be made after the heart attack test is marketed with only single claim implications. Accordingly, the heart attack test should not be delayed in its initial introduction. If FDA premarket approval is required for Quantech's initial system and heart attack tests, introduction of the DBx would be significantly delayed, which could have a material adverse effect on Quantech, although preliminary indications from the FDA are consistent with a 510(k) filing.



         For products subject to either 510(k) premarket notification or premarket approval regulations, the FDA requires that Quantech conduct any required studies following its guidelines known as Good Clinical Practices and Good Laboratory Practices. Also, the manufacture of products subject to 510(k) premarket notification or premarket approval regulations both must be in accordance with current FDA regulations known as Good Manufacturing Practices.

         Sales of medical devices outside the United States are subject to foreign regulatory requirements. Compliance with ISO 9000 standards and receipt of CE mark certification will be required for products sold in the European Union. Quantech's products will be manufactured according to ISO 9001 and EN 46001 quality standards and Quantech expects to be able to apply the CE mark to its products. In addition, international sales of medical devices manufactured in the United States but not approved by the FDA for distribution in the United States are subject to FDA export requirements. Under these requirements, Quantech must assure that the product is not in conflict with the laws of the country for which it is intended for export, in addition to complying with the other requirements of Section 801(e) of the United States Food, Drug and Cosmetic Act. No regulatory clearances have yet been obtained in any country other the United States and there is no assurance that any will be obtained. Further, regulations and standards are subject to frequent changes. If regulatory clearances are not obtained, compliance with changes in regulations or standards are not met or our manufacturing facilities and those of our contract manufacturers are in violation of applicable regulations, the sale of the DBx could be materially adversely affected.



         Specific requirements demanded of a laboratory depend upon the complexity of the test performed. Regulations under the Clinical Laboratory Improvement Act of 1988 establish the following three categories of laboratory tests:

         (1) tests that require little or no operator skill which allows for a waiver of the regulations;
         (2) tests of moderate complexity; and
         (3) highly complex tests which require significant operator skill or training.


         Regulatory requirements become increasingly stringent as the complexity of the test rises. All laboratories performing tests of moderate or high complexity must obtain either a registration certificate or a certificate of accreditation from the Health Care Financing Administration or an organization to whom HCFA has delegated such authority. HCFA has allowed electronic controls for some point of care instruments to serve the function of daily quality control performance to allow non-laboratory personnel to run such point of care testing systems. The tests to be performed by the DBx are initially expected to be of moderate complexity (class 2). Similar point of care systems that are presently on the market are classified in this manner. In practical terms, performing a test of moderate complexity means that the individual supervising the test, i.e. the physician, pathologist or laboratory director, must be well-educated and well-trained, but the individual operating the machine requires no formal laboratory education and only task-specific training. Quantech may, but has not yet, applied for the waiver to have its DBx system placed in class 2.



         Quantech has received FDA 510(k) premarket approval for its myoglobin heart attack test for use in the clinical environment. It has submitted its heart attack test for the cardiac marker CK-MB and its pregnancy test for hCG to the FDA for similar approval. Each test for the DBx system must obtain FDA approval. Quantech must also submit its DBx system to the FDA for approval in both the clinical setting and point of care use. The system will be provided to the FDA for such approvals after each stage of commercial development is completed.

Significant Agreements

         Ares-Serono License


         Quantech has acquired from Ares-Serono at a total cost of $3.4 million a worldwide exclusive license to certain patents, proprietary information and associated hardware (e.g. molds, test rigs, prototypes) related to Quantech's SPR technology. The Ares Serono license calls for an ongoing royalty of 6 percent on all products utilizing the SPR technology which are sold by Quantech. If Quantech sublicenses the technology, Quantech will pay a royalty of 15 percent of all revenues received by Quantech under any sublicense. Quantech has paid $1,150,000 in minimum royalties to date and must make an additional payment of $150,000 on December 31, 1999. If such payment is not made, Ares-Serono has the right to cause a reversion to it of a royalty-free license, thereby depriving Quantech of its exclusive rights under the Ares Serono license. The obligations of Quantech to pay royalties terminate when the total royalty payments reach a gross amount of $18 million. After such total payments, Quantech's rights in the licensed SPR technology continue in perpetuity with no further obligations to Ares-Serono.



         Ares-Serono specifically reserved, and did not license to Quantech, any rights with or otherwise integrated with certain fluorescence capillary fill device technology. Quantech believes that such limitation does not materially impact the value of the Ares Serono license given Quantech's current plan of commercialization. In addition, the Ares Serono license is subject to the contingent right of PA Technology, a U.K. corporation, to request a grant of a non-exclusive royalty-free license to exploit certain rights in the SPR technology for applications outside the field of the commercial interests of Quantech.



         The Perkin-Elmer Corporation Agreement



         Quantech and The Perkin-Elmer Corporation, a leading supplier of life science systems and analytical instruments, are parties to a technology and development agreement. Such agreement provides Perkin-Elmer with exclusive licenses to certain Quantech technology for use outside of medical diagnostics and co-exclusive rights to nucleic acid medical diagnostics. Perkin-Elmer, pursuant to the agreement, provides technical assistance related to Quantech's medical diagnostic system and future royalty payments if Perkin-Elmer sells products using Quantech's technology.


         The technical assistance provided by Perkin-Elmer covers many areas including math, software, system hardware, optics, chemistry, optical molding, microfluidics, mechanical engineering, environmental and regulatory performance and value engineering. Four phases of assistance have been established with a reduction in Perkin-Elmer's royalty each time a phase is completed. Phase I and II have been completed setting the royalty at 8% of gross sales of Perkin-Elmer products which include Quantech technology. If all phases are met, the royalty will be set at 6% of gross sales. Minimum royalties of $500,000 per year begin in December of 2000 and expire in conjunction with the related patents, provided, however, that if Perkin-Elmer does not proceed to commercialize the licensed SPR technology prior to such date all rights revert back to Quantech.

         Quantech granted to Perkin-Elmer in December 1997 a warrant to purchase
1.4 million shares of Quantech Common Stock. The warrant expires in December

2002 and is immediately exercisable. The exercise price of the warrant is 95% of the average market price of Quantech's Common Stock for the 25 days prior to the date Perkin-Elmer provides notice to Quantech of its intent to exercise the warrant.


         Quantech, pursuant to an exclusive license agreement with Perkin-Elmer, has licensed Perkin-Elmer technology that provides a large density, high throughput diagnostic testing capacity for Quantech's SPR technology in medical diagnostics other than nucleic acid testing. Through the optical and chemistry deposition advancements made by Perkin-Elmer, they are able to read up to 100 test areas on a single 1 cm by 1 cm slide and plan to expand this capacity. Quantech believes such two dimensional array capability, as now used in genomic screening research, should allow Quantech to expand the DBx upstream from the critical care area to the central laboratory. Vertical expansion to intensive care units, surgical suites, doctor offices and home testings should also be possible. Future generations of Quantech's current DBx system are also expected to benefit from the Perkin-Elmer technology by reducing the number of unique test cartridges needed to perform the same number of tests which reduces inventory requirements and manufacturing costs.


         The royalty to be paid by Quantech will be 8% of gross sales of Quantech products which include the Perkin-Elmer technology. Minimum royalties to Perkin-Elmer of $500,000 per year begin in December of 2000, provided, however, that if Quantech does not proceed to commercialize the SPR technology licensed from Perkin-Elmer prior to such date, all rights revert back to Perkin-Elmer. The Perkin-Elmer technology will not be initially incorporated into the DBx system.

Patents and Proprietary Rights


         The Ares Serono license covers a total of eight patents. Some of these patents relate to the optics, mirrors, light refraction and calibration of the SPR instrument. The remaining patents are on the grating, optics enhancement of the disposals, sensitivity of the chemistry on the disposable, attachment of the assay reagents to the disposal grating and features of the prototype instrument. The chart below provides a listing of the patents and their status.




-------------------------- ------------------------------------- ------------------ --------------------------------------------
       PATENT NAME                     DESCRIPTION                U.S. GRANT DATE                COUNTRIES GRANTED
-------------------------- ------------------------------------- ------------------ --------------------------------------------
Merlin I                   Main  patent  for  grating   coupled  06/05/90           AT,  AU,  BE,  CA,  CH, DE, EP, FR, GB, IT,
                           SPR. Used in DBx System                                  JP, LU, NL, NO, SE, WO
-------------------------- ------------------------------------- ------------------ --------------------------------------------
Merlin II                  Main  patent  for  grating   coupled  21/11/89           AT,  AU,  BE,  CA,  CH, DE, EP, FR, GB, IT,
                           SPR. Used in DBx System                                  JP, LU, NL, NO, SE, WO
-------------------------- ------------------------------------- ------------------ --------------------------------------------
Cellulose Nitrate Films    Main  patent  for  grating   coupled  12/02/91           AT,  AU,  BE,  CA,  CH, DE, EP, ES, FR, GB,
                           SPR. Used in DBx System                                  GR, IL, IT, JP, LU, NL, SE
-------------------------- ------------------------------------- ------------------ --------------------------------------------
Calibration Notches        Minor patent. Not used in DBx         09/05/89           AT,  AU,  BE,  CA,  CH, DE, EP, ES, FR, GB,
                                                                                    GR, IL, IT, JP, LU, NL, SE
-------------------------- ------------------------------------- ------------------ --------------------------------------------
Enhanced SPR assay         Minor patent. Not used in DBx         Pending            AT,  AU,  BE,  CA,  CH, DE, EP, ES, FR, GB,
                                                                                    GR, IL, IT, JP, LU, NL, SE
-------------------------- ------------------------------------- ------------------ --------------------------------------------
Sensor Using Photoresist   Minor patent. Not used in DBx         09/03/88           AT,  AU,  BE,  CA,  CH, DE, EP, FR, GB, IT,
                                                                                    LU, NL, NO, SE, WO
-------------------------- ------------------------------------- ------------------ --------------------------------------------
Waveguide Sensor           Minor patent. Not used in DBx         Pending            AT,  AU,  BE,  CA,  CH, DE, EP, ES, FR, GB,
                                                                                    IT, JP, LU, NL, NO, SE, WO
-------------------------- ------------------------------------- ------------------ --------------------------------------------
Restrahlen Effect Sensor   Minor patent. Not used in DBx         N/A                GB ONLY
-------------------------- ------------------------------------- ------------------ --------------------------------------------


         All developments by Quantech pursuant to the Ares Serono license, either proprietary or patentable in nature, are the property of Quantech. Quantech has made a number of advances that may be patentable and is reviewing registration of additional patents.


Employees and Property


         Quantech employs 16 people on a full and part-time basis and engages consultants and independent contractors to provide services related to the development of the DBx system and marketing. Quantech expects to hire other personnel as necessary for chemistry development, quality control, sales and marketing, manufacturing and administration.



         Quantech leases offices (comprised of approximately 6,800 sq. ft.) at 1419 Energy Park Drive, St. Paul, Minnesota at a base monthly rent of approximately $5,600 pursuant to a lease arrangement which expires February 2000 and will thereafter proceed on a month-to-month basis.


Legal Proceedings


         Quantech is not a party to any litigation that would have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

Directors and Officers


         The directors and officers of Quantech are as follows:




         Name                                             Age     Position
         Robert Case.................................      56     Chief Executive Officer and Director
         Gregory G. Freitag..........................      38     Chief   Operating   Officer,   Chief   Financial
                                                                  Officer and Secretary
         Thomas R. Witty, Ph.D.......................      52     Vice President of Research and Development
         Vincent A. Fischer..........................      60     Vice President of Manufacturing
         James F. Lyons..............................      70     Chairman of the Board of Directors
         Richard W. Perkins..........................      69     Director
         Edward E. Strickland........................      73     Director



         Robert Case has been Chief Executive Officer of Quantech since June 1997 and a director of Quantech since October 1996. He founded Case + Associates, Inc. in 1978 and has been its President since such time. Case + Associates is a leading consultant in the research, design, development, and engineering of medical products. Its consulting activities include work for major multi-national, as well as development stage medical companies, in the design of products from diagnostic instrumentation and implantable devices to surgical instruments. He has served as Chairman of the Industrial Designers Society of America, and was a member of its national board of directors. Mr. Case has also been a longtime member of the Biomedical Marketing Association. In addition, Mr. Case conducts both U.S. and European seminars in product definition and development for Frost & Sullivan, the Society of Plastics Engineers, the Society for the Advancement of Medical Packaging Institute, and Northwestern University. His educational background includes product design, engineering, and marketing at Syracuse University, the Illinois Institute of Technology, and DePaul University.



         Gregory G. Freitag has been Chief Operating Officer of Quantech since June 1997 and Chief Financial Officer and Secretary of Quantech since December 1995. From 1987 until joining Quantech, Mr. Freitag was a lawyer with the Minneapolis, Minnesota law firm of Fredrikson & Byron, P.A. As a stockholder with Fredrikson & Byron he practiced in the corporate, securities and merger and acquisition areas of law. Mr. Freitag has his J.D. and CPA, has served on securities advisory committees to the Minnesota Commissioner of Commerce, was included in the Minnesota Business Guide to Law & Leading Attorneys, and received from City Business its "40 under 40" award recognizing Mr. Freitag as one of the Twin Cities' next generation of business and community leaders.



         Thomas R. Witty, Ph.D. was an Organizational and Program Management Consultant to Quantech Ltd. from August 1997 until October 1997 when he joined Quantech as Vice President of Research and Development. Dr. Witty has over 23 years of experience in the field of medical diagnostics. Dr. Witty has had senior program management responsibilities for clinical instrument systems while at Rohm and Haas, Becton Dickinson, Sanofi and ICN Pharmaceuticals. In addition, he was a key contributor to the development of a near patient diagnostic system at Biocircuits and was on the board of directors of SeaLite Sciences, a small biotechnology company. In these roles, Dr. Witty has led over 20 products to market through clinical trials and the FDA. Dr. Witty received his Doctor of Philosophy in Medicinal Chemistry from Purdue University and his Bachelor of Arts degree with honors in chemistry from Macalester College in St. Paul, Minnesota. Further academic training was completed under an NIH Fellowship at the University of Illinois in the U.S. Army Medical Service Corp. and as a Professor at Colorado State University.



         Vincent A. Fischer has been Vice President of Manufacturing of Quantech since October 1996. Prior to joining Quantech, he was Manager of Instrument Systems for Boehringer Mannheim in Fremont, California. In that position, he had responsibility for the manufacture of Boehringer's coagulation and therapeutic drug instruments. Mr. Fischer has 28 years of experience in the medical device industry, starting his career in the field of electrical engineering. Mr. Fischer has an extensive background in positions ranging from manufacturing and quality control to regulatory affairs and product development. In addition to Boehringer Mannheim, he has gained his experience at such companies as Baxter Laboratories, Abbott Laboratories, G.D. Searle, United Medical Manufacturing and Amersham. Mr. Fischer received his BS degree in Electrical Engineering from the University of Marquette.



         James F. Lyons has been Chairman of the board of Quantech since June 1997 and a director of Quantech since September 1995. From September 1993 through October 1994, when he retired, Mr. Lyons was Chief Executive Officer of Bio-Vascular, Inc., a cardiovascular medical products company. From 1978 through 1990, Mr. Lyons was President and Chief Executive Officer of BioMedicus, Inc., a cardiovascular medical products company. Mr. Lyons was also a director and Chairman of the board from 1991 through 1996 of AVECOR Cardiovascular Inc., and was a director of ATS Medical, Inc., Bio-Vascular, Inc. and Spine-Tech, Inc.



         Richard W. Perkins has been a director of Quantech since September 1995. Since 1985, Mr. Perkins has been President, Chief Executive Officer and a director of Perkins Capital Management, Inc., Wayzata, Minnesota. Prior thereto, he was a Senior Vice President of Piper Jaffray Inc., Minneapolis, Minnesota. He is also a director of Bio-Vascular, Inc., Eagle Pacific Industries, Inc., Children's Broadcasting Corporation, Peerless Industrial Group, Inc., Lifecore Biomedical, Inc., Nortech Systems, Inc., and CNS, Inc.



         Edward E. Strickland has been a director of Quantech since September 1995. Mr. Strickland has been an independent financial consultant for more than seven years. From October 1990 to January 1991, he performed the duties of Chief Executive Officer while serving on the Executive Committee of the board of directors of Reuter, Inc., where he currently serves as the Chairman of the board. Mr. Strickland also serves as a director of Bio-Vascular, Inc., Hector Communications Corp., Communication Systems, Inc., and AVECOR Cardiovascular Inc.


Executive Compensation


         Summary Compensation Table. The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to, or earned by, the Chief Executive Officer of Quantech and to all executive officers whose compensation exceeded $100,000 for fiscal 1998.



                                                                                            Long-Term
                                                                                           Compensation
                                                      Annual Compensation                      Awards
                                         ----------------------------------------------    ---------------
                                                                                                                 All Other
                                                                        Other Annual         Securities         Compensation
Name and                     Fiscal        Salary         Bonus         Compensation         Underlying
Principal Position            Year           ($)           ($)              ($)             Options (#)              ($)
-----------------------     ---------    ------------    ---------    -----------------    ---------------    ------------------
Robert Case,                1998             $0             0                0                102,500                 0
CEO                         1997             $0             0                0                 12,500                 0

Gregory G. Freitag,         1998         $125,000           0                0                115,000
COO, CFO                    1997         $125,000           0                0                   0                    0
                            1996         $ 72,917           0                0                 25,000                 0

Robert R. McKiel,           1998         $119,792           0              $5,200 (1)            0                    0
former Executive            1997         $125,000           0                0                   0                    0
VP of R & D                 1996         $117,500           0                0                   0                    0
------------------------



(1) Other Annual Compensation for Mr. McKiel consisted of amounts paid for consulting services pursuant to an arrangement in connection with his resignation from Quantech.



         Option/SAR Grants During 1998 Fiscal Year. The following table provides information related to options granted during fiscal 1998 to the executive officers named in the summary compensation table above. Quantech has not granted any stock appreciation rights.




                                                     Individual Grants

                                  Number of             Percent of
                                 Securities                Total
                                 Underlying            Options/SARs
                                Options/SARs            Granted to            Exercise or
                                   Granted             Employees in            Base Price              Expiration
Name                                 (#)                Fiscal Year            ($/Share)                  Date
---------------------------- --------------------    ------------------    -------------------    ----------------------
Robert Case                        2,500 (1)                0.6%                 $3.00                April 3, 2003
Robert Case                      100,000 (2)               25.3%                 $3.00                July 14, 2002
Gregory G. Freitag                90,000 (2)               22.7%                 $3.00                July 14, 2002
Gregory G. Freitag                25,000 (2)                6.3%                 $3.00              December 1, 2000
Robert R. McKiel                      0                     N/A                   N/A                      N/A
------------------------


(1) Such option is a nonqualified stock option with 1,667 shares immediately exercisable and 833 shares exercisable on April 3, 1999.
(2) Such option is an incentive stock option and is immediately exercisable.


         Option Exercises and Value of Options at End of Fiscal 1998. The following table sets forth, for each of the executive officers named in the summary compensation table above, the year-end value of unexercised options.


                                                             Number of Unexercised
                            Shares                           Securities Underlying                      Value of Unexercised
                            Shares                              Options at End                          In-the-Money Options
                           Acquired                            of Fiscal 1998 (1)                    at End of Fiscal 1998 (1)(2)
                              on            Value         ----------------------------          -----------------------------------
 Name                      Exercise        Realized        Exercisable      Unexercisable         Exercisable        Unexercisable
----------------------    ------------    -----------     --------------    -----------------    ---------------    ---------------
Robert Case                    0             N/A             114,167              883               $25,417               $208
Gregory G.
Freitag                        0             N/A             115,000               0                $28,750                $0
Robert R. McKiel
                               0             N/A              41,542               0                   $0                  $0
------------------------


(1) The shares represented for Mr. McKiel were granted as warrants to purchase Common Stock and not options. As such, these shares are not included in Quantech's Nonqualified Stock Option Plan described below.
(2) Value based on market value of Quantech's Common Stock on June 30, 1998 ($3.25 per share closing price) less the exercise price.



         Election of Officers and Directors; Committees of the Board of Directors. Executive officers of Quantech are elected by the board of directors on an annual basis and serve at the discretion of the board of directors. Quantech's board of directors is divided into three classes with each class being elected for a term of three years after their initial term is completed. Quantech's directors hold office until their term has expired and their successors have been elected and qualified.



         Quantech's board of directors has established two committees. Our audit committee has the responsibility of selecting Quantech's independent auditors and communicating with such auditors on matters of auditing and accounting. Our audit committee is comprised of directors Perkins, Lyons and Strickland with Mr. Strickland as Chairman. Our compensation committee has the responsibility of reviewing on an annual basis all officer compensation and administering any employee options and plans related thereto. Our compensation committee is also comprised of directors Perkins, Lyons and Strickland with Mr. Lyons as Chairman.



         Employment Agreements. Each of Messrs. Case and Freitag has employment contracts. Both contracts allow for termination at-will by Quantech. Pursuant to Mr. Cases' contract he is entitled to a lump-sum payment of $150,000 if his employment is terminated as a result of a sale of substantially all of the assets of Quantech or a change in the control of more than 50% of Quantech's capital stock pursuant to a single transaction or a series of transactions by the same acquiring party. In the event Quantech terminates Mr. Freitag for any reason other than for "cause" he is entitled to six months base salary and bonus.



         Certain Transactions. In March 1998, Quantech issued warrants to purchase 60,000 and 15,000 shares of its Common Stock to James F. Lyons and Edward E. Strickland, respectively, directors of Quantech, as compensation for the guarantee of a $500,000 bank loan to Quantech. The warrants have an exercise price of $0.75. The amount under such loan was increased by $250,000 in August and such directors received additional options in September to purchase an aggregate of 75,000 shares of Quantech's Common Stock at $1.13 per share for their extension of the guarantee to this amount. In April 1998, Quantech issued a warrant to purchase 2,500 shares of its Common Stock to Gregory G. Freitag, Quantech's COO and CFO, as compensation for providing short term loans to Quantech on several occasions during 1997 and 1998. The warrant has an exercise price of $1.49.



         Stock Options. In April 1998, Quantech's board of directors adopted the 1998 Stock Option Plan and reserved 2,000,000 shares for issuance thereunder. If any options granted under the 1998 option plan expire or are terminated prior to being exercised in full, then the unexercised portion of such options will once again be available for additional option grants. Options to purchase 984,850 shares of Quantech's Common Stock have been issued pursuant to the 1998 option plan.



         The purpose of the 1998 option plan is to promote the success of Quantech and its subsidiaries by facilitating the retention of competent personnel and by furnishing incentive to officers, directors, employees, consultants, and advisors upon whose efforts the success of Quantech will depend to a large degree.



         Under the 1998 option plan, all employees, officers and directors (including non-employee directors) of Quantech or a subsidiary, and consultants and advisors who perform bona fide services for Quantech or a subsidiary, provided such services are not in connection with the offer or sale of securities in a capital raising transaction, are eligible to receive stock options. It is the intention of Quantech to grant options which qualify as incentive stock options under section 422 of the Internal Revenue Code, as well as nonqualified stock options. The 1998 option plan is administered by the board of directors or by a committee appointed by the board which selects the individuals to whom options will be granted, the number of shares subject to each option and the exercise price, terms and conditions of each option.



         The exercise price for incentive stock options cannot be less than 100% of the per share fair market value of Quantech Common Stock on the date the option is granted. In the case of incentive stock options granted to holders of more than 10% of the voting power of Quantech securities, not less than 110% of such fair market value. The term of an option cannot exceed 10 years, and the term of an incentive stock option granted to a holder of more than 10% of the voting power of Quantech cannot exceed five years. The exercise price for nonqualified stock options is generally 100% of the per share fair market value of the Common Stock on the date the option is granted unless otherwise determined by the committee, provided that the exercise price is not less than 85% of the per share fair market value of the Common Stock on the date granted.



         Non-employee directors of Quantech are granted upon election an option to purchase 10,000 shares of Common Stock at a price per share equal to 100% of the fair market value of the Common Stock on such date. One-third of such options are exercisable immediately, with one-third becoming exercisable on each of the second and third anniversaries of the date of grant. After each stockholders meeting, if the director is re-elected or his term of office continues after such stockholders meeting, each non-employee director is granted an option to purchase 2,500 shares of the Common Stock at an exercise price per share equal to 100% of the fair market value of the Common Stock on such date. These options are immediately exercisable.



         On September 3, 1996, Quantech's board of directors adopted the Quantech Ltd. Nonqualified Stock Option Plan. The 1996 option plan provides for the granting of nonqualified options to purchase Common Stock of Quantech to employees, directors and members of Quantech's scientific advisory board. A total of 465,750 shares of Quantech's Common Stock have been reserved for issuance upon exercise of options granted under the 1996 option plan. Outstanding options for the purchase of up to 465,750 shares of Quantech Common Stock have been granted under the 1996 option plan of which 427,418 have vested. Quantech's compensation committee has complete discretion to determine the persons to whom options are granted under the 1996 plan and to set the terms of such options including, but not limited to, terms relating to price (which generally will be the fair market value of Quantech's Common Stock on the date of grant), duration, vesting, termination and the number of shares subject to such option. The 1996 option plan will continue for an indefinite period until terminated by the board of directors or compensation committee. No additional options will be granted under 1996 option plan.



                       PRINCIPAL AND SELLING STOCKHOLDERS



         The following table provides information as of December 31, 1998 concerning the beneficial ownership of Quantech's Common Stock by (i) each director, (ii) each executive officer named in the summary compensation table above, (iii) each stockholder known by Quantech to be the beneficial owner of more than 5% of its outstanding Common Stock (iv) the directors and officers as a group and (v) each selling stockholder. Except as otherwise indicated, the persons named in the table have sole voting and investing power with respect to all shares of Common Stock owned by them.



         Under the rules of the Securities and Exchange Commission, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days of December 31, 1998. Pursuant to such rules, shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of class owned by such individual and when determining the percent owned by any group in which the individual is included. Ownership percentages less than 1.0% are marked with an asterisk.




                                                                                     Shares     Shares Owned      % Owned
                                                        Warrant      Conversion     Offered         After          After
               Name/Group                  Shares       Shares         Shares        Hereby       Offering       Offering
-----------------------------------------------------------------------------------------------------------------------------
Ted Adams                                                      500                         500              --       *

American Holographic                          12,000                                    12,000              --       *

Roy Anderson III                              10,000         2,500                       2,500          10,000       *

Roy Anderson, Jr.                             10,000         2,500                       2,500          10,000       *

Gregory & Ann Anklam                           2,000           500                         500           2,000       *

David & Meleah Arnold                         15,000        15,088         67,260       82,348          15,000       *

Mark Ashton                                      750        11,305         79,748       24,386          67,417     2.4%

John G. Ballenger                             10,000         2,500                       2,500          10,000       *

Bank Heusser & Co. Ltd.                                      5,000                       5,000              --       *

David Barash                                   1,078         1,078                       2,156              --       *

Greg Bemis                                                                  7,000        7,000              --       *



Richard T. Bennett                                           6,103         44,676       17,446          33,333     1.2%

Les Biller                                                   6,036                       6,036              --       *

Nicholas Bluhm                                               5,750                       5,750              --       *

Bob, Inc.                                                   12,805         93,824       39,962          66,667     2.4%

Donald Brattain                                              2,500        133,332      135,832              --       *

Paul R. Braun                                                2,787         21,424       24,211              --       *

Courtney Brown                                10,533         2,523         14,276       16,799          10,533       *

Timothy Burton                                               3,542         25,936       29,478              --       *

Anthony Carideo                                1,000           500                         500           1,000       *

Robert Case (1)
1419 Energy Park Drive                       314,167         6,314         48,952       21,933         347,500     11.2%
St. Paul, Minnesota 55108

Joseph Catarious                                             2,500                       2,500              --       *

Lee Chapman                                    5,500         1,250                       1,250           5,500       *

Lee Chapman Profit Plan                                                    19,868       19,868              --       *

Christianson Investments Co. Ltd.             25,000         5,000                       5,000          25,000       *

Ann M. Christianson                            2,402           599                         599           2,402       *

Lynn A. Christianson                           2,402           599                         599           2,402       *

Warren G. Christianson                        31,511         3,895                       3,895          31,511     1.2%

Warren T. A. Christianson                      2,402           599                         599           2,402       *

Kenneth E. Dawkins Rev. Trust                                              66,668       66,668              --       *

David Dent                                                  10,118         71,372       81,490              --       *

Brad deWerd                                                    100                         100              --       *

Robert W. and Rita M. deWerd                   1,000           250                         250           1,000       *

Tom and Kathy deWerd                           1,000           250                         250           1,000       *

Glenn Diamond                                  2,045                                     2,045              --       *

---------------------------------
(1) Includes 315,000 shares issuable upon exercise of options.




John & Emily Dirksen                                         1,000                       1,000              --       *

DRAFTCO                                                      2,500                       2,500              --       *

Thomas Dunleavy                                                            33,332       33,332              --       *

Herbert Dubuisson                                                          13,336       13,336              --       *

Neil Durhman                                                10,000                      10,000              --       *

Frazier Eales                                                              28,000       28,000              --       *

Mike Edwards                                  20,545                                    20,545              --       *

Paul Ehlen                                                   2,511         15,952        5,130          13,333       *

Stan & Carol Eilers                                         22,618         99,136      121,754              --       *

Engelkes-Abels Funeral Home Inc.               4,000         1,000                       1,000           4,000       *

Weems Estelle                                               22,500                      22,500              --       *

Richard Evans                                                  500                         500              --       *

Kelly M. Farrell                                                           25,200       25,200              --       *

Lee Felicetta                                                  500                         500              --       *

John E. Feltl                                                  200                         200              --       *

Richard Fentin                                                            133,332      133,332              --       *

Four Skis Investments                                        1,613         11,784       13,397              --       *

Carol M. Freeman                               2,402           599                         599           2,402       *

Gregory G. Freitag (2)
1419 Energy Park Drive                       307,775         9,761         15,952       12,380         321,108     10.5%
St. Paul, Minnesota 55108

Jim Gahlon                                    10,063         1,169          8,248        2,262          17,218       *

R.W. Gaines, Jr., M.D. (3)
640 N. LaSalle Street                          5,000         6,783         47,852       14,635          45,000     1.6%
Chicago, Illinois 60610

----------------------------------
(2)  Includes 307,500 shares issuable upon exercise of options.
(3)  Does not include 1,800,000 shares issuable upon exercise of warrants held by Millennium Medical Systems, LLC, which is listed elsewhere in the table.  Dr. Gaines, as the sole member of Millennium, has sole voting power and investment power over such shares.




Robert D. Gearou                               7,500         3,125                       3,125           7,500       *

Thomas Gearou                                 12,050         2,500                       2,500          12,050       *

Robert Gjerde                                               10,133         71,480       81,613              --       *

Ronald L. Glassman                                           6,103         44,672       17,442          33,333     1.2%

Glymar Inc.                                                    500                         500              --       *

Gold Country Holdings                                       16,510         93,380       43,223          66,667     2.4%

David Goldsteen
2332 IDS Center                              170,504        51,038        359,088      466,028         114,602     3.7%
Minneapolis, Minnesota 55402

Mark W. Goldsteen                             20,000        12,800         72,152       84,952          20,000       *

Sima Griffith                                               15,707                      15,707              --       *

Donald F Hagen Revocable Trust                               6,071         42,824       48,895              --       *

Thomas Harkness                                5,000         2,500                       2,500           5,000       *

Bill Hay                                       4,000           750                         750           4,000       *

Timothy Heaney                                               1,000          6,924        7,924              --       *

Julie A Higgins                                2,402           599                         599           2,402       *

HK Financial Corp                             71,033        16,305         79,748       29,386         137,700     4.9%

Bruce Hubbard                                                  400                         400              --       *

Richard G. & Diane Lynn Hubers                                             40,000       40,000              --       *

Industricorp & Co.                             5,000         2,220                       2,220           5,000       *

Intermed Anstalt                              13,750         2,500                       2,500          13,750       *

Roland Isaacson                                              9,414         60,172       32,333          37,253     1.3%

Jon & Susan Iverson                                         10,579         84,956       95,535              --       *

Theodore Johnson                               5,000         1,250                       1,250           5,000       *

Wesley Johnson                                 3,250           500                         500           3,250       *

David & Mary Johnston                                                       2,400        2,400              --       *

Jeanne M. Jungbauer                                          6,852         50,156       57,008              --       *



E. Elmer & E. Joyce Jutila                     2,000           500                         500           2,000       *

John Jutila                                                    500                         500              --       *

Judith K. Kaufmann                                             750          6,960        7,710              --       *

Nasser J. Kazeminy                                                         33,332       33,332              --       *

Nasser J. Kazeminy 1992 GRAT                                               33,332       33,332              --       *

Yvonne P. Kazeminy 1992 GRAT                                               33,332       33,332              --       *

Bernard Kegan                                  1,000           500                         500           1,000       *

Michael S. Kelly                                               200                         200              --       *

Kessler Ashler Group LTD.                                   10,000                      10,000              --       *

Kurt King DDS, IRA                                           1,250                       1,250              --       *

Steven King                                    5,000         1,250                       1,250           5,000       *

John G. Kinnard & Company, Inc.                            469,054        159,492      495,213         133,333     4.0%

Peter & Shelagh Klein                                        3,035         21,412       24,447              --       *

Steven H. Kopesky                                           16,597        120,568       43,832          93,333     3.3%

Brandon Koress                                 3,699         1,250                       1,250           3,699       *

Mitchell Krieger                               5,000        14,613         93,332       38,612          74,333     2.6%

David & Kathryn Kruskopf                       2,000           500                         500           2,000       *

Martin Lackner                                               3,500         20,808       24,308              --       *

Lakewood Ortho Clinic-Mark Mills               2,000           500                         500           2,000       *

Dennis LaValle                                24,668        71,561        464,088      202,316         358,001     11.0%

Bruce A. Lawin                                               6,783         47,852       14,635          40,000     1.4%

Phillip Levin                                                              13,336       13,336              --       *

Clifford S. Lozinski                           2,850         1,938         15,996       17,934           2,850       *

Lawrence Lozinski                                              346          2,524        2,870              --       *

Roberta Lozinski Trust                                       1,152          8,420        9,572              --       *

Tony Lozinski                                                  346          2,524        2,870              --       *



Victor Lozinski                                              1,267          9,260       10,527              --       *

Roger Lucas                                    5,000         1,250                       1,250           5,000       *

Wayne Lund                                    22,000         7,500                       7,500          22,000       *

James F. Lyons (4)
1419 Energy Park Drive                        90,000        97,688        562,720      406,753         343,655     9.9%
St. Paul, Minnesota 55108

Mark Lyons                                                   5,353         37,760        9,780          33,333     1.2%

Joan C. Maclin                                               1,055          7,444        8,499              --       *

Plato Marroulis                                              1,250                       1,250              --       *

Jerry E. Mathwig                                                           66,668       66,668              --       *

Victor Mavar                                   5,000         1,250                       1,250           5,000       *

Andrea McAllister                              6,383           625                         625           6,383       *

Timothy McDonald                                               525                         525              --       *

Robert & Teresa McDonnell                                   10,118         69,336       79,454              --       *

Sally McGuire                                                              33,332       33,332              --       *

Bob McKiel                                                  41,542                      41,542              --       *

Lawrence Meacham                                             5,794         42,620       48,414              --       *

David Metz                                                     625                         625              --       *

Millennium Medical Systems LLC                           1,800,000                   1,800,000              --       *

Jonathan E. Miller                                           1,166          8,580        9,746              --       *

Steven E. Miller                                             3,847         27,316       31,163              --       *

Minn Shares, Inc.                                            2,533         17,868       20,401              --       *

David Mitchell and Connie Foote                             10,185         71,844       82,029              --       *

James Murphy                                   4,000         1,000                       1,000           4,000       *

Nathan Newman                                                  100                         100              --       *

Andy O'Connell                                                             20,000       20,000              --       *

--------------------------------
(4) Includes 75,000 shares issuable upon exercise of options.



H. Vince O'Connell                                          21,965        143,480      165,445              --       *

William F. Ogden Jr.                                                       33,332       33,332              --       *

Steve O'Hara                                                   500                         500              --       *

Okabena Partnership K                         75,000        59,922        399,484      534,406              --       *

John W. Owensby                                              3,000                       3,000              --       *

John & Delores Ownesby TTEES                                 1,500                       1,500              --       *

John Pagnucco                                               15,706                      15,706              --       *

Deming L. Payne                                             11,283         47,852       19,135          40,000     1.4%

Richard W. Perkins (5)
1419 Energy Park Drive                        50,000         2,500                       2,500          50,000     1.8%
St. Paul, Minnesota 55108

Thomas Pierce                                                  500                         500              --       *

William W. and Judith S. Prain                 5,000         1,250                       1,250           5,000       *

Charles Pulley                                17,100         9,772         45,680       28,785          43,767     1.6%

Joseph D. Pupel                                              1,125         10,000       11,125              --       *

Mary J. Rasley                                 2,402           599                         599           2,402       *

Willard Rehbein                               20,000         5,000                       5,000          20,000       *

Willard C. & Kathy A. Rehbein                                2,500                       2,500              --       *

Richardson Grating                             8,000                                     8,000              --       *

Richfield Bank & Trust/Wiggins                 2,000           500                         500           2,000       *

River Edge Partners Inc.                      10,000         2,500         66,668       69,168          10,000       *

Richard S. Rog                                               7,197         86,032       53,229          40,000     1.4%

Richard S. & Sylvia C. Rog                                   7,656         56,056       23,712          40,000     1.4%

Albert Rubenstein                              5,000                                     5,000              --       *

Robert & Lois Schmiege                         5,000         1,875                       1,875           5,000       *

Thomas Schrade                                                             14,000       14,000              --       *
--------------------------
(5) Includes 35,000 shares issuable upon exercise of options.




John & Gloria Schweich                         2,500           625                         625           2,500       *

Allan Sekhavat                                               2,500                       2,500              --       *

Sekhavat, Ltd.                                28,000         7,000                       7,000          28,000     1.0%

Gerald Shaughnessy                                          17,206         14,108       31,314              --       *

R.H. Joseph Shaw                                            47,500                      47,500              --       *

Franciska Shuler                                             1,042          7,352        8,394              --       *

Patrick Sidders                                                 50                          50              --       *

Patrick & Barbra Sidders                       3,106           250                         250           3,106       *

Six C's Investment Group                       5,000         2,500                       2,500           5,000       *

Al Steffes                                     5,000         1,250                       1,250           5,000       *

Meindret M. & Bobbi Stek                                                   32,000       32,000              --       *

Michael Stone                                                   50                          50              --       *

Edward E. Strickland (6)
1419 Energy Park Drive                        82,500        35,935        334,980      270,915         182,500     5.8%
St. Paul, Minnesota 55108

Strickland Family Limited Partnership          5,000         6,380        118,648       91,695          38,333     1.3%

Scott Strickland                                             7,371         63,756       57,794          13,333       *

William R. & Catherine A. Swanson                            3,841         28,156       11,997          20,000       *

Douglas V. Swanson                                           2,319         16,048       18,367              --       *

James Swenson                                  8,855         2,505          8,800       11,305           8,855       *

William J. Szlaius                                             750          6,980        7,730              --       *

Norris Taylor                                                               9,000        9,000              --       *

Scott Taylor                                                   750          6,968        7,718              --       *

David & Susan Thymian                                       11,058         76,064       47,122          40,000     1.4%

David Thymian                                                1,250                       1,250              --       *
--------------------------
(6) Includes 72,500 shares issuable upon exercise of options, but excludes 5,000 shares held by the Strickland Family
    Limited Partnership, which is listed elsewhere in the table.



Larry & Gayla Torguson                         2,000           500                         500           2,000       *

Marlin Torguson                               34,750        16,000        687,436      703,436          34,750     1.0%

Allen J. Tower                                               6,783         47,852       14,635          40,000     1.4%

Ben Trainer                                   12,750         3,750                       3,750          12,750       *

Trip Investments                                             1,000                       1,000              --       *

Charles Underbrink                            16,250         6,250                       6,250          16,250       *

Frank Vargas                                                   693                         693              --       *

Thomas M. Vertin                                             5,200         36,684       11,217          30,667     1.1%

George Vitalis                                              17,500                      17,500              --       *

Randall S.& Nancy B. Vollertsen                              4,033         28,448        8,281          24,200       *

Joel Walters                                                               14,000       14,000              --       *

Chris Warren                                                 5,000                       5,000              --       *

Larry Weaver                                                12,500                      12,500              --       *

James Weinzetl                                               3,747         61,088       64,835              --       *

Were Living Trust                                                          13,336       13,336              --       *

John A. White                                               10,118         71,372       81,490              --       *

Jeff Zalasky                                  22,159         7,946         57,148       39,874          47,379     1.7%

Alvin Zelickson                                2,500           625                         625           2,500       *

Richard D. & Deborak K. Zimmerman                           16,958                      16,958              --       *

All directors and executive officers as      844,442       152,198        962,604      714,481       1,244,763     26.8%
a Group (5 persons) (7)
----------------------------
(7) Includes 801,667 shares issuable upon exercise of options, but excludes 5,000 shares held by the Strickland Family
    Limited Partnership.


                            DESCRIPTION OF SECURITIES

General


         Quantech's articles of incorporation authorize the issuance of up to 75,000,000 shares, 50,000,000 shares consisting of Common Stock, no par value per share, 12,500,000 undesignated shares and 2,500,000 shares of Series A Convertible Preferred Stock. None of the holders of any class or series of Quantech's capital stock have preemptive rights or a right to cumulative voting.


Common Stock


         As of the date of this Prospectus, there were 2,721,534 shares of Quantech's Common Stock issued and outstanding. Quantech's board of directors may issue additional shares of Common Stock without the consent of the holders of Common Stock.



         Voting Rights. Each outstanding share of Common Stock is entitled to one vote except as may be otherwise required under the terms of the MBCA. The holders of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors of Quantech to be elected, if they so choose.


         No Preemptive Rights. Holders of Common Stock are not entitled to any preemptive rights.


         Dividends and Distributions. Holders of Common Stock are entitled to receive such dividends as may be declared by the directors out of funds legally available therefor and to share pro rata in any distributions to holders of Common Stock upon liquidation or otherwise. However, Quantech has not paid cash dividends on its Common Stock, and does not expect to pay such dividends in the foreseeable future.


Series A Convertible Preferred Stock


         The following description of the Series A Convertible Preferred Stock is subject to the detailed provisions contained in Quantech's articles of incorporation and Quantech's Statement of Designation which have been filed as
Exhibit 3.1 to the Registration Statement, of which this Prospectus is a part.



         Voting Rights. Each share of Series A Convertible Preferred Stock entitles its holder to one vote for each share of Common Stock into which such share may be converted. Holders of Common Stock and Series A Convertible Preferred Stock vote as a single class on all matters submitted to Quantech's stockholders, except where the Minnesota Business Corporation Act requires separate class voting, such as with respect to voting on a merger, exchange, liquidation or amendment to Quantech's articles of incorporation which may adversely affect holders of Quantech's securities.



         Furthermore, without the affirmative vote of the holders of at least a majority of the shares of Series A Convertible Preferred Stock then outstanding, Quantech may not:

     o Alter or change the rights, preferences or privileges of the Series A Convertible Preferred Stock;
     o Increase the authorized number of shares of Series A Convertible Preferred Stock;
     o Issue any shares of capital stock with any preference over Series A Convertible Preferred Stock as to dividends or as to distributions in the event of the liquidation, dissolution or winding up of Quantech, provided that such prohibition shall not prevent Quantech from issuing any shares which may receive distributions in such events on a pari passu basis prorated, in the event assets are insufficient to pay the original purchase price of all such securities, to the original purchase price of each; or
     o Declare a dividend on the Common Stock.



         Dividends. Holders of Series A Convertible Preferred Stock are not entitled to any special dividends. Any dividends paid by Quantech, which dividends are not anticipated, will be paid equally among holders of Common Stock and Series A Convertible Preferred Stock.



         Liquidation Preference. In the event of the liquidation, dissolution or winding up of Quantech, whether voluntary or involuntary, assets or surplus funds of Quantech shall be distributed first to the holders of Series A Convertible Preferred Stock in an amount equal to $3.00 per share, as adjusted, next, pro rata to the holders of Common Stock in an amount equal to the per share initial amount of paid-in capital represented by such Common Stock, and the remainder pro rata, according to shares owned, among the holders of Series A Convertible Preferred Stock and Common Stock treating the Series A Convertible Preferred Stock for these purposes on an as-if-converted basis.



         Conversion of Shares. Each share of Series A Convertible Preferred Stock is convertible, at the option of each holder, at any time into four (4) shares of Quantech's Common Stock, subject to proportional adjustment in the event of Quantech's payment of a stock dividend, stock split of its outstanding shares of Common Stock, a combination of its outstanding shares of Common Stock into a smaller number of shares, a capital reorganization or merger. There are 1,702,706 shares of Series A Convertible Preferred Stock outstanding as of March 18, 1999. Quantech has reserved a sufficient number of shares of its Common Stock for issuance upon conversion of the Shares, which number of reserved shares will be adjusted in the event of certain actions by Quantech so as to maintain a level of shares of Common Stock necessary to provide for the conversion of all of the Shares.



         Concurrently with the occurrence of the closing of an offering of Company securities for aggregate gross proceeds of at least $5,000,000 or the date of conversion of more than 50% of the outstanding Shares, each outstanding share of Series A Convertible Preferred Stock shall automatically convert into Common Stock. In addition, in the event that Quantech sells Common Stock, or securities convertible into Common Stock with a conversion price, less than $0.75 per share, then the number of shares of Common Stock into which the Shares may be converted will be adjusted to a number equal to the Shares per share liquidation preference divided by such sale or conversion price.


Undesignated Shares


         The board of directors of Quantech is authorized to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include, but is not limited to designation as additional common shares), and to fix the relative rights and preferences of each such class or series, which rights and preferences may adversely affect the rights of holders of Common Stock. None of the undesignated shares have been designated by Quantech's board of directors.


Warrants


         Quantech currently has outstanding warrants to purchase 4,805,981 shares of Common Stock at exercise prices from $.75 to $14.40 per share. The shares issuable upon exercise of these warrants are part of the shares offered by this Prospectus.


Transfer Agent


         StockTrans, Inc., 7 East Lancaster Ave., Ardmore, PA 19003 (800) 733-1121, is the transfer agent for Quantech's Common Stock.


Minnesota Business Corporation Act


         Certain provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility and to enhance the likelihood of continuity and stability in the composition of Quantech's board of directors and in the policies formulated by the board and to discourage an unsolicited takeover of Quantech, if the board determines that such a takeover is not in the best interests of Quantech and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire Quantech which could deprive Quantech's stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.



         Section 302A.671 of the Minnesota Statutes applies, with certain exceptions, to any acquisition of voting stock of Quantech (from a person other than Quantech, and other than in connection with certain mergers and exchanges to which Quantech is a party) resulting in the beneficial ownership of 20 percent or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of the stockholders of Quantech prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by Quantech within 30 days after the acquiring person has failed to give a timely information statement to Quantech or the date the stockholders voted not to grant voting rights to the acquiring person's shares.



         Section 302A.673 of the Minnesota Statutes generally prohibits any business combination by Quantech, or any subsidiary of Quantech, with any stockholder which purchases 10 percent or more of Quantech's voting shares (an "interested stockholder") within four years following such interested stockholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the board of directors of Quantech serving before the interested stockholder's share acquisition date.


Certain Limited Liability and Indemnification Provisions


         Quantech's restated articles of incorporation, as amended, limit the personal liability of its directors. Specifically, directors of Quantech will not be personally liable to Quantech or its stockholders for monetary damages for any breach of their fiduciary duty as directors, except to the extent that the elimination or limitation of liability is in contravention of the MBCA, as amended. This provision will generally not limit liability under state or federal securities law.


         Section 302A.521 of the MBCA provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.


         Section 5.1 of Quantech's bylaws provides that each director, officer and employee of Quantech shall be indemnified by Quantech in accordance with, and to the fullest extent permissible by, applicable law. Quantech maintains an insurance policy covering director and officer liability.



         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Quantech pursuant to the foregoing provisions, Quantech has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                              PLAN OF DISTRIBUTION


         Quantech is registering the shares on behalf of Quantech selling stockholders. As used in this Prospectus, stockholders selling Quantech Common Stock pursuant to this Prospectus includes donees and pledgees selling shares received after the date of this Prospectus from a selling stockholder named in this Prospectus. Upon Quantech being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this Prospectus will be filed. All costs, expenses and fees incurred in connection with the registration of the shares offered hereby will be borne by Quantech. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders.



         Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions, including block transactions, in the over-the-counter markets, in negotiated transactions, through put or call options on the shares and through short sales of shares. Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. The stockholders of Quantech selling Common Stock pursuant to this Prospectus may effect such transactions by selling shares directly to purchasers or to or through broker-dealers as principals or agents. Such brokers-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares. The selling stockholders have advised Quantech that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Quantech has agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.



         Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. Quantech has informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.



         Selling stockholders also may resell all or a portion of the shares under this Prospectus in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.



         Upon Quantech being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing:



     o The name of each such selling stockholder and of the participating broker-dealer(s);
     o The number of shares involved;
     o The price at which such shares were sold;
     o The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
     o That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     o Other facts material to the transaction.


                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for Quantech by Fredrikson & Byron, P.A.

                                     EXPERTS

         The financial statements of Quantech as of June 30, 1997 and 1998 and for the years ended June 30, 1997 and 1998, included in this Prospectus and Registration Statement of which this Prospectus is a part, have been audited by McGladrey & Pullen, L.L.P., independent certified public accountants, as set forth in their report on such financial statements, and are included in this Prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         Quantech files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission
("Commission"). You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.

         Quantech has filed a Registration Statement on Form SB-2 with the Commission. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this Prospectus to any contract or other document of Quantech, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement at the Commission's public reference room at 450 N.W. Fifth Street, N.W., Washington, D.C., 20549 and at the Commission's regional offices at CitiCorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Quantech's Commission filings and the Registration Statement can also be reviewed by accessing the Commission's Internet web site at http://www.sec.gov.

                                  QUANTECH LTD.
                              FINANCIAL STATEMENTS
                                    CONTENTS

INDEPENDENT AUDITOR'S REPORT                                          F-2

Balance sheets as of June 30, 1997 and 1998, and
December 31, 1998 (unaudited)                                     F3 - F4

Statements of operations for the years ended June 30, 1997
and 1998, the six months ended December 31, 1997 and 1998,
and the period from September 30, 1991(date
of inception) to December 31, 1998 (unaudited)                         F5

Statements of stockholders' equity (deficit) for the period
from September 30, 1991 (date of inception) to
December 31, 1998 (unaudited)                                    F6 - F13


Statements of cash flows for the years ended June 30, 1997
and 1998, the six months ended December 31, 1997
and 1998, and the period from September 30, 1991 (date
of inception) to December 31, 1998 (unaudited)                  F14 - F16

Notes to financial statements                                   F17 - F30

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and the
    Board of Directors
Quantech Ltd.
St. Paul, Minnesota

We have audited the accompanying balance sheets of Quantech Ltd. (A Development Stage Company) as of June 30, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended June 30, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quantech Ltd. (A Development Stage Company) as of June 30, 1997 and 1998, and the results of its operations and its cash flows for the years ended June 30, 1997 and 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage company which has suffered significant losses from operations, requires additional financing, and ultimately needs to continue development of its product, generate revenues, and successfully attain profitable operations to realize the value of its license agreement and remain a going concern. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Minneapolis, Minnesota
August 3, 1998

QUANTECH LTD. (A Development Stage Company)

BALANCE SHEETS


                                                        June 30,         June 30,     December 31,
ASSETS (Note 3)                                          1997              1998           1998
--------------------------------------------------------------------------------------------------
                                                                                      (Unaudited)
Current Assets
     Cash and cash equivalents                         $  718,893      $   46,135      $    7,198
     Debt issuance costs                                   78,699            --              --
     Prepaid expenses:
         Product development expense                         --           115,000         115,000
         Other                                             35,452          42,044          44,020
                                                       ------------------------------------------
                   Total current assets                   833,044         203,179         166,218
                                                       ------------------------------------------




Property and Equipment
     Equipment                                            329,780         366,493         402,539
     Leasehold improvements                                15,000          15,000          15,000
                                                       ------------------------------------------
                                                          344,780         381,493         417,539

     Less accumulated depreciation                        139,267         202,201         238,318
                                                       ------------------------------------------
                                                          205,513         179,292         179,221
                                                       ------------------------------------------



Other Assets
     License agreement, at cost, less accumulated
         amortization (Note 4)                          2,096,558       2,735,807       2,572,494
     Prepaid product development expense, less
         current portion                                     --            57,500            --
     Patents                                                8,895           9,029          13,045
     Organization expenses, net                               113            --              --
                                                       ------------------------------------------
                                                        2,105,566       2,802,336       2,585,539
                                                       ------------------------------------------
                                                       $3,144,123      $3,184,807      $2,930,978
                                                       ==========================================

See Notes to Financial Statements




LIABILITIES AND STOCKHOLDERS'                                   June 30,           June 30,         December 31,
     EQUITY (DEFICIT)                                             1997               1998               1998
--------------------------------------------------------------------------------------------------------------------
                                                                                  (Unaudited)
Current Liabilities
     Short-term debt (Note 3)                                  $  1,070,000       $  3,112,818       $    300,000
     Accounts payable                                               100,794             97,333             77,266
     Accrued expenses:
         Minimum royalty commitment (Note 4)                        112,500             75,000               --
         Spectrum Diagnostics, Inc. obligations (Note 8)             36,509             19,846             19,846
         Payroll and vacation                                        54,226            103,157            120,299
         Accrued severance                                           77,265               --                 --
         Interest                                                    10,685             48,594              1,000
         Other                                                        4,019               --                 --
                                                                -------------------------------------------------
                   Total current liabilities                      1,465,998          3,456,748            518,411
                                                                -------------------------------------------------

Redeemable Series A Preferred Stock, authorized
     2,500,000 shares; issued and outstanding
     1,725,332 shares; redeemable after November 5,
     2003, at $5,200,419 (Note 10)                                     --                 --            4,851,857
                                                                -------------------------------------------------

Commitments and Contingencies (Notes 4, 5, and 8)

Stockholders' Equity (Deficit) (Notes 2, 3, 6, 9, and 10)
     Common stock, no par value; authorized
         50,000,000 shares; outstanding 2,402,035,
         2,565,040, and 2,705,082 shares at June 30,
         1997 and 1998, and December 31, 1998,
         respectively                                               480,408         16,308,438         16,471,498
     Additional paid-in capital                                  15,606,017          1,476,669          2,320,745
     Unearned engineering development (Note 10)                        --                 --             (388,500)
     Deficit accumulated during the development stage           (14,408,300)       (18,057,048)       (20,843,033)
                                                                -------------------------------------------------
                                                                  1,678,125           (271,941)        (2,439,290)
                                                                -------------------------------------------------
                                                               $  3,144,123       $  3,184,807       $  2,930,978
                                                                =================================================

QUANTECH LTD. (A Development Stage Company)

STATEMENTS OF OPERATIONS



                                                                                                                September 30,
                                                                                       Six Months Ended         1991 (Date of
                                                      Years Ended June 30                 December 31           Inception) to
                                                 ------------------------------  ------------------------------  December 31,
                                                     1997            1998            1997            1998            1998
-------------------------------------------------------------------------------------------------------------------------------
                                                                                          (Unaudited)            (Unaudited)
Interest income                                  $      80,854   $      12,435   $       9,907   $       1,068  $      184,284
                                                 ------------------------------------------------------------------------------

Expenses:
    General and administrative                       1,799,117       1,221,196         484,251         931,641      10,093,425
    Research and development                         2,114,586       1,608,361         595,349         974,645       7,228,711
    Minimum royalty expense (Note 4)                    75,000         112,500          37,500          75,000       1,150,000
    Losses resulting from transactions with Spectrum
     Diagnostics, Inc. (Note 8)                              -               -               -               -         556,150
    Net exchange gain                                        -               -               -               -         (67,172)
    Interest                                            17,611         719,126          99,821         714,982       1,932,823
                                                 ------------------------------------------------------------------------------
                                                     4,006,314       3,661,183       1,216,921       2,696,268      20,893,937
                                                 ------------------------------------------------------------------------------

           Loss before income taxes                 (3,925,460)     (3,648,748)     (1,207,014)     (2,695,200)    (20,709,653)

Income taxes (Note 7)                                        -               -               -               -          42,595
                                                 ------------------------------------------------------------------------------
           Net loss                              $  (3,925,460)  $  (3,648,748)  $  (1,207,014)  $  (2,695,200) $  (20,752,248)
                                                 ==============================================================================

Net loss attributable to common stockholders:
    Net loss                                     $  (3,925,460)  $  (3,648,748)  $  (1,207,014)  $  (2,695,200)
    Preferred stock accretion                                -               -               -         (90,785)
                                                 --------------------------------------------------------------
           Net loss attributable to common
            stockholders                         $  (3,925,460)  $  (3,648,748)  $  (1,207,014)  $  (2,785,985)
                                                 ==============================================================

Loss per basic and diluted common share          $       (1.66)  $       (1.45)  $       (0.49)  $       (1.06)
                                                 ==============================================================

Weighted-average common shares outstanding           2,365,914       2,523,975       2,488,451       2,620,475
                                                 ==============================================================

See Notes to Financial Statements.

QUANTECH LTD. (A Development Stage Company)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)




                                                                        Common Stock                      Additional    Unearned
                                                            -------------------------------------           Paid-In    Engineering
                                                            Shares Issued          Amount                   Capital   Development
------------------------------------------------------------------------------------------------------------------------------------
Balance, at inception                                                      -   $               -  $               -   $       -
     Net loss                                                              -                   -                  -           -
     Common stock transactions:
         Common stock issued, October 1991                           160,000           3,154,574                  -           -
         Common stock issued, November 1991                           30,000             611,746          1,788,254           -
         Common stock issuance costs                                       -                   -           (889,849)          -
     Cumulative translation adjustment                                     -                   -                  -           -
                                                            ---------------------------------------------------------------------
Balance, December 31, 1991                                           190,000           3,766,320            898,405           -
     Net loss                                                              -                   -                  -           -
     Common stock transactions:
         Common stock issued, September 1992                          35,000             699,033            875,967           -
         Common stock issuance costs                                       -                   -           (312,755)          -
         8,000 shares of common stock to be issued                         -                   -                  -           -
     Officer advances, net                                                 -                   -                  -           -
     Cumulative translation adjustment                                     -                   -                  -           -
     Elimination of cumulative translation adjustment                      -                   -                  -           -
                                                            ---------------------------------------------------------------------
Balance, December 31, 1992                                           225,000           4,465,353          1,461,617           -
     Net loss                                                              -                   -                  -           -
     Common stock transactions:
         Common stock issued, January 1993                             8,000               1,600            118,400           -
         Common stock issued, April 1993                               1,500                 300             11,700           -
         Change in common stock par value resulting
            from merger                                                    -          (4,420,353)         4,420,353           -
     Repayments                                                            -                   -                  -           -
                                                            ---------------------------------------------------------------------
Balance, June 30, 1993                                               234,500              46,900          6,012,070           -
     Net loss                                                              -                   -                  -           -
     12,000 shares of common stock to be issued                            -                   -                  -           -
     Repayments                                                            -                   -                  -           -
                                                            ---------------------------------------------------------------------
Balance, June 30, 1994                                               234,500              46,900          6,012,070           -
     Net loss                                                              -                   -                  -           -
     Common stock issued, June 1995                                  107,500              21,500            276,068           -
     Warrants issued for services                                          -                   -             40,200           -
                                                            ------------------------------------------------------------------------

                                   (Continued)

                                                                                                           Deficit
                                                                                                         Accumulated
                                                             Common Stock   Common Stock                  During the    Cumulative
                                                            Paid for, but  Subscriptions    Due From     Development   Translation
                                                             Not Issued     Receivable      Officers        Stage      Adjustment
----------------------------------------------------------------------------------------------------------------------------------

Balance, at inception                                      $          -  $           -   $         -   $          -  $          -
     Net loss                                                         -              -             -       (594,620)            -
     Common stock transactions:
         Common stock issued, October 1991                            -              -             -              -             -
         Common stock issued, November 1991                           -              -             -              -             -
         Common stock issuance costs                                  -              -             -              -             -
     Cumulative translation adjustment                                -              -             -              -       387,754
                                                          ------------------------------------------------------------------------
Balance, December 31, 1991                                            -              -             -       (594,620)      387,754
     Net loss                                                         -              -             -     (2,880,988)            -
     Common stock transactions:
         Common stock issued, September 1992                          -        (53,689)            -              -             -
         Common stock issuance costs                                  -              -             -              -             -
         8,000 shares of common stock to be issued              120,000              -             -              -             -
     Officer advances, net                                            -              -       (27,433)             -             -
     Cumulative translation adjustment                                -              -             -              -      (209,099)
     Elimination of cumulative translation adjustment                 -              -             -              -      (178,655)
                                                          ------------------------------------------------------------------------
Balance, December 31, 1992                                      120,000        (53,689)      (27,433)    (3,475,608)            -
     Net loss                                                         -              -             -       (996,089)            -
     Common stock transactions:
         Common stock issued, January 1993                     (120,000)             -             -              -             -
         Common stock issued, April 1993                              -              -             -              -             -
         Change in common stock par value resulting
            from merger                                               -              -             -              -             -
     Repayments                                                       -              -         5,137              -             -
                                                          ------------------------------------------------------------------------
Balance, June 30, 1993                                                -        (53,689)      (22,296)    (4,471,697)            -
     Net loss                                                         -              -             -     (1,543,888)            -
     12,000 shares of common stock to be issued                  30,000              -             -              -             -
     Repayments                                                       -         53,689        22,296              -             -
                                                          ------------------------------------------------------------------------
Balance, June 30, 1994                                           30,000              -             -     (6,015,585)            -
     Net loss                                                         -              -             -     (2,070,292)            -
     Common stock issued, June 1995                             (30,000)       (20,000)            -              -             -
     Warrants issued for services                                     -              -             -              -             -
                                                          ------------------------------------------------------------------------

QUANTECH LTD. (A Development Stage Company)




                                                                        Common Stock                Additional     Unearned
                                                            -------------------------------------    Pain-In      Engineering
                                                             Shares Issued          Amount           Capital      Development
----------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1995                                          342,000              68,400          6,328,338        -
     Net loss                                                         -                   -                  -        -
     Common stock issued, net of issuance costs of
         $848,877:
         July 1995                                              308,000              61,600          1,304,450        -
         August 1995                                             35,880               7,176            161,460        -
         September 1995                                         690,364             138,073          2,370,389        -
         November 1995                                           94,892              18,978            425,482        -
         December 1995                                          560,857             112,172          1,292,473        -
         May 1996                                               313,750              62,750          3,300,422        -
         June 1996                                                  252                  51              3,650        -
     Payment received on subscription receivable                   (960)               (192)           (14,808)       -
     Compensation expense recorded on stock options                   -                   -            125,000        -
                                                            ----------------------------------------------------------------
Balance, June 30, 1996                                        2,345,035             469,008         15,296,856        -
     Net loss                                                         -                   -                  -        -
     Stock offering costs                                             -                   -            (12,310)       -
     Common stock issued upon exercise of
         options and warrants:
         September 1996                                             500                 100              2,400        -
         October 1996                                             8,500               1,700             40,800        -
         November 1996                                              750                 150              3,600        -
         December 1996                                           13,500               2,700             64,800        -
         January 1997                                             1,000                 200              4,800        -
         February 1997                                            7,500               1,500             17,250        -
         March 1997                                               7,000               1,400             33,600        -
     Payments received on subscription receivable                     -                   -                  -        -
     Compensation expense recorded on stock options                   -                   -             48,000        -
     Common stock issued, June 1997                              18,250               3,650            105,850        -
     Warrants issued with notes payable                               -                   -                371        -
                                                            ----------------------------------------------------------------
Balance, June 30, 1997                                        2,402,035             480,408         15,606,017        -
     Net loss                                                         -                   -                  -        -
     Conversion of common stock from par
         value to no par value                                        -          15,392,446        (15,392,446)       -

                                   (Continued)

                                                                                                           Deficit
                                                                                                         Accumulated
                                                           Common Stock     Common Stock                  During the     Cumulative
                                                           Paid for, but    Subscriptions  Due From       Development   Translation
                                                             Not Issued       Receivable    Officers          Stage      Adjustment
---------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1995                                             -          (20,000)          -       (8,085,877)            -
     Net loss                                                      -                -           -       (2,396,963)            -
     Common stock issued, net of issuance costs of
         $848,877:
         July 1995                                                 -                -           -                -             -
         August 1995                                               -                -           -                -             -
         September 1995                                            -                -           -                -             -
         November 1995                                             -                -           -                -             -
         December 1995                                             -                -           -                -             -
         May 1996                                                  -                -           -                -             -
         June 1996                                                 -                -           -                -             -
     Payment received on subscription receivable                   -           20,000           -                -             -
     Compensation expense recorded on stock options                -                -           -                -             -
                                                        -------------------------------------------------------------------------
Balance, June 30, 1996                                             -                -           -      (10,482,840)            -
     Net loss                                                      -                -           -       (3,925,460)            -
     Stock offering costs                                          -                -           -                -             -
     Common stock issued upon exercise of
         options and warrants:
         September 1996                                            -                -           -                -             -
         October 1996                                              -                -           -                -             -
         November 1996                                             -                -           -                -             -
         December 1996                                             -          (57,500)          -                -             -
         January 1997                                              -                -           -                -             -
         February 1997                                             -                -           -                -             -
         March 1997                                                -                -           -                -             -
     Payments received on subscription receivable                  -           57,500           -                -             -
     Compensation expense recorded on stock options                -                -           -                -             -
     Common stock issued, June 1997                                -                -           -                -             -
     Warrants issued with notes payable                            -                -           -                -             -
                                                        -------------------------------------------------------------------------
Balance, June 30, 1997                                             -                -           -      (14,408,300)            -
     Net loss                                                      -                -           -       (3,648,748)            -
     Conversion of common stock from par
         value to no par value                                     -                -           -                -             -

QUANTECH LTD. (A Development Stage Company)




                                                                        Common Stock                Additional     Unearned
                                                            -------------------------------------    Paid-In      Engineering
                                                             Shares Issued          Amount           Capital      Development
----------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997 (continued)
     Common stock issued for license agreement:
         September 1997                                         150,000             390,000              -             -
     Common stock issued for equipment and
         services received:
         March 1998                                              13,078              45,584              -             -
     Warrants issued for services received:
         March 1998                                                   -                   -         15,215             -
         April 1998                                                   -                   -            500             -
     Warrants issued with notes payable                               -                   -            939             -
     Amount attributable to value of debt conversion
         feature                                                      -                   -        988,444             -
     Warrants issued for license agreement:
         December 1997                                                -                   -        230,000             -
     Compensation expense recorded on stock options                   -                   -         28,000             -
     Adjustment of fractional shares due to 1-for-20
         reverse stock split                                        (73)                  -              -             -
                                                            ---------------------------------------------------------------------
Balance, June 30, 1998                                        2,565,040          16,308,438      1,476,669             -
     Net loss (unaudited)                                             -                   -              -             -
     Warrants issued with notes payable (unaudited)                   -                   -             76             -
     Common stock issued upon conversion of notes
         payable (unaudited):
         July 1998                                                2,000               7,060              -             -
         September 1998                                           3,400              12,002              -             -
         October 1998                                            25,000              18,750              -             -
     Common stock issued upon exercise of warrant
         (unaudited):
         August 1998                                              2,045               5,114              -             -

                                   (Continued)

                                                                                                           Deficit
                                                                                                         Accumulated
                                                           Common Stock     Common Stock                  During the     Cumulative
                                                           Paid for, but    Subscriptions  Due From       Development   Translation
                                                             Not Issued       Receivable    Officers          Stage      Adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997 (continued)
     Common stock issued for license agreement:
         September 1997                                         -                  -           -                   -           -
     Common stock issued for equipment and
         services received:
         March 1998                                             -                  -           -                   -           -
     Warrants issued for services received:
         March 1998                                             -                  -           -                   -           -
         April 1998                                             -                  -           -                   -           -
     Warrants issued with notes payable                         -                  -           -                   -           -
     Amount attributable to value of debt conversion
         feature                                                -                  -           -                   -           -
     Warrants issued for license agreement:
         December 1997                                          -                  -           -                   -           -
     Compensation expense recorded on stock options             -                  -           -                   -           -
     Adjustment of fractional shares due to 1-for-20
         reverse stock split                                    -                  -           -                   -           -

Balance, June 30, 1998                                          -                  -           -         (18,057,048)          -
     Net loss (unaudited)                                       -                  -           -          (2,695,200)          -
     Warrants issued with notes payable (unaudited)             -                  -           -                   -           -
     Common stock issued upon conversion of notes
         payable (unaudited):
         July 1998                                              -                  -           -                   -           -
         September 1998                                         -                  -           -                   -           -
         October 1998                                           -                  -           -                   -           -
     Common stock issued upon exercise of warrant
         (unaudited):
         August 1998                                            -                  -           -                   -           -

QUANTECH LTD. (A Development Stage Company)




                                                                        Common Stock              Additional     Unearned
                                                            ---------------------------------      Paid-In      Engineering
                                                             Shares Issued          Amount         Capital      Development
----------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1998 (continued)
     Common stock issued for equipment and services
         received (unaudited):
         July 1998                                                 5,714              20,000             -              -
         August 1998                                               9,196              27,589             -              -
         September 1998                                           12,557              11,318             -              -
         December 1998                                             6,078               5,688             -              -
     Stock options issued for services (unaudited):
         October 1998                                                  -                   -        42,000              -
     Common stock issued upon conversion of
         preferred stock (unaudited):
         November 1998                                            74,052              55,539             -              -
     Warrants issued for services (unaudited):
         November 1998                                                 -                   -       554,000       (518,000)
     Compensation expense recorded on stock options
         (unaudited)                                                   -                   -        21,000              -
     Amortization of engineering development
         expense (unaudited)                                           -                   -             -        129,500
     Warrants issued in conjunction with Series A
         preferred stock (unaudited)                                   -                   -       227,000              -
     Accretion to redemption value of Series A
         redeemable preferred stock (unaudited)                        -                   -             -              -
                                                            ----------------------------------------------------------------
Balance, December 31, 1998 (unaudited)                         2,705,082       $  16,471,498    $2,320,745   $   (388,500)
                                                            ================================================================

See Notes to Financial Statements.

                                                                                                           Deficit
                                                                                                         Accumulated
                                                           Common Stock     Common Stock                  During the     Cumulative
                                                           Paid for, but    Subscriptions  Due From       Development   Translation
                                                             Not Issued       Receivable    Officers          Stage      Adjustment
-----------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1998 (continued)
     Common stock issued for equipment and services
         received (unaudited):
         July 1998                                                -             -              -                   -          -
         August 1998                                              -             -              -                   -          -
         September 1998                                           -             -              -                   -          -
         December 1998                                            -             -              -                   -          -
     Stock options issued for services (unaudited):
         October 1998                                             -             -              -                   -          -
     Common stock issued upon conversion of
         preferred stock (unaudited):
         November 1998                                            -             -              -                   -          -
     Warrants issued for services (unaudited):
         November 1998                                            -             -              -                   -          -
     Compensation expense recorded on stock options
         (unaudited)                                              -             -              -                   -          -
     Amortization of engineering development
         expense (unaudited)                                      -             -              -                   -          -
     Warrants issued in conjunction with Series A
         preferred stock (unaudited)                              -             -              -                   -          -
     Accretion to redemption value of Series A
         redeemable preferred stock (unaudited)                   -             -              -               (90,785)       -
                                                            --------------------------------------------------------------------
Balance, December 31, 1998 (unaudited)                       $    -       $     -          $   -          $(20,843,033)   $   -
                                                            ====================================================================

QUANTECH LTD. (A Development Stage Company)

STATEMENTS OF CASH FLOWS

                                                                                                                September 30,
                                                                                       Six Months Ended         1991 (Date of
                                                      Years Ended June 30                 December 31           Inception) to
                                                 ------------------------------  ------------------------------  December 31,
                                                     1997            1998            1997            1998            1998
-------------------------------------------------------------------------------------------------------------------------------
                                                                                          (Unaudited)            (Unaudited)
Cash Flows From Operating Activities
    Net loss                                     $  (3,925,460)  $  (3,648,748)  $  (1,207,014)  $  (2,695,200) $  (20,752,248)
    Adjustments to reconcile net loss to net cash used
     in operating activities:
     Elimination of cumulative translation adjustment        -               -               -               -        (178,655)
     Depreciation                                       60,610          62,934          30,630          36,117         284,672
     Amortization                                      228,338         379,727         186,366         220,811       1,957,155
     Noncash compensation services and interest         48,000         787,429               -         808,798       2,133,477
     Losses resulting from transactions with Spectrum
       Diagnostics, Inc. (Note 8)                            -               -               -               -         556,150
     Write-down of investment                                -               -               -               -          67,500
     Changes in assets and liabilities, net of effects
       from purchase of Spectrum Diagnostics, Inc.:
       Decrease in prepaid expenses                      5,817           1,062            (106)          6,824          48,872
       Increase (decrease) in accounts payable         (14,140)        (10,128)        (14,489)        (20,067)         69,044
       Increase (decrease) in accrued expenses         204,067         (48,607)       (135,174)       (105,452)        415,269
                                                 ------------------------------------------------------------------------------
           Net cash used in operating activities    (3,392,768)     (2,476,331)     (1,139,787)     (1,748,169)    (15,398,764)
                                                 ------------------------------------------------------------------------------

Cash Flows From Investing Activities
    Purchase of property and equipment                 (99,097)        (16,713)         (5,415)         (8,457)       (446,708)
    Proceeds on disposition of property                 37,375               -               -               -          37,375
    Organization expenses                                    -               -               -               -         (97,547)
    Patent expenses                                     (8,895)           (134)           (134)         (4,016)        (13,045)
    Officer advances, net                                    -               -               -               -        (109,462)
    Purchase of investment                                   -               -               -               -        (225,000)
    Purchase of license agreement                            -               -               -               -      (1,950,000)
    Advances to Spectrum Diagnostics, Inc.                   -               -               -               -        (320,297)
    Prepaid securities issuance costs                  (78,699)              -         (10,403)              -        (101,643)
    Purchase of Spectrum Diagnostics, Inc., net of
     cash and cash equivalents acquired                      -               -               -               -      (1,204,500)
                                                 ------------------------------------------------------------------------------
           Net cash used in investing activities      (149,316)        (16,847)        (15,952)        (12,473)     (4,430,827)
                                                 ------------------------------------------------------------------------------

Cash Flows From Financing Activities
    Net proceeds from the sale of common stock and
     warrants                                          215,061               -              62               -      12,880,797
    Net proceeds from sale of preferred stock                -               -               -       1,669,475       1,669,475
    Proceeds from debt obligations                   1,070,000       1,820,420         487,000         252,230       5,801,085
    Payments received on stock subscriptions receivable 57,500               -               -               -           5,000
    Payments on debt obligations                       (24,455)              -               -        (200,000)       (722,810)
                                                 ------------------------------------------------------------------------------
           Net cash provided by financing activities 1,318,106       1,820,420         487,062       1,721,705      19,633,547
                                                 ------------------------------------------------------------------------------

                                   (Continued)

QUANTECH LTD. (A Development Stage Company)


                                                                                                                September 30,
                                                                                       Six Months Ended         1991 (Date of
                                                      Years Ended June 30                 December 31           Inception) to
                                                 ------------------------------  ------------------------------  December 31,
                                                     1997            1998            1997            1998            1998
-------------------------------------------------------------------------------------------------------------------------------
                                                                                          (Unaudited)            (Unaudited)
Effect of Exchange Rate Changes on Cash                      -               -               -               -         203,242
                                                 ------------------------------------------------------------------------------

           Net increase (decrease) in cash and cash
            equivalents                             (2,223,978)       (672,758)       (668,677)        (38,937)          7,198

Cash and Cash Equivalents
    Beginning                                        2,942,871         718,893         718,893          46,135               -
                                                 ------------------------------------------------------------------------------
    Ending                                       $     718,893   $      46,135   $      50,216   $       7,198  $        7,198
                                                 ==============================================================================


Cash Payments for Interest                       $       6,925   $      20,374   $       1,165   $      68,120  $      228,590
                                                 ==============================================================================

Supplemental Schedule of Noncash Investing and
    Financing Activities
    Issuance of debt obligations for services, accounts
     payable, and accrued interest               $           -   $     219,300   $           -   $           -  $      259,500
    Issuance of debt for acquisition of license              -         550,000         550,000               -         550,000
    Issuance of warrants in connection with:
     Product development                                     -         230,000         230,000               -         230,000
     Acquisition of sublicense agreement                     -             165             165               -             165
     Issuance of convertible debt                            -             451              74               -             451
     Guarantee of debt                                       -          15,716               -               -          15,716
     Acquisition of engineering development agreement        -               -               -         554,000         554,000
     Series A preferred stock sales and exchange for debt    -               -               -         227,000         227,000
    Amount attributable to value of beneficial debt
     conversion feature                                      -         988,444               -         546,902       1,535,346
    Capital expenditures included in accounts payable        -           6,667               -               -           6,667
                                                 ==============================================================================

    Acquisition of Spectrum Diagnostics, Inc. (Note 8):
     Fair value of other assets acquired, principally
       the license agreement                     $           -   $           -   $           -   $           -  $    1,489,500
     Liabilities assumed                                     -               -               -               -        (285,000)
                                                 ------------------------------------------------------------------------------
           Cash purchase price paid, less $5,199
            cash acquired                        $           -   $           -   $           -   $           -  $    1,204,500
                                                 ==============================================================================

                                   (Continued)

QUANTECH LTD. (A Development Stage Company)


                                                                                                                September 30,
                                                                                       Six Months Ended         1991 (Date of
                                                      Years Ended June 30                 December 31           Inception) to
                                                 ------------------------------  ------------------------------  December 31,
                                                     1997            1998            1997            1998            1998
-------------------------------------------------------------------------------------------------------------------------------
                                                                                          (Unaudited)            (Unaudited)
Supplemental Schedule of Noncash Investing and
    Financing Activities (Continued)
    Advances to Spectrum Diagnostics, Inc.
     (Note 8)                                     $         -   $           -   $           -   $           -  $       20,000
    Prepaid security issuance costs (acquired
     from Spectrum Diagnostics, Inc.) ultimately
     used to reduce proceeds from the sale of
     common stock                                            -               -               -               -          58,830
    Due from Ital-American Securities, Inc.                  -               -               -               -        (674,374)
    Stock issuance costs to be paid                          -               -               -               -         237,201
    Subscriptions receivable offset by accrued
     compensation                                            -               -               -               -          53,689
    Officer advances offset by accrued
     compensation                                            -               -               -               -         109,462
    Issuance of options and warrants for
     compensation and services                               -          45,203               -          42,000         177,203
                                                 ==============================================================================

    Common stock issued for:
     Services, equipment, and interest           $           -   $      45,584   $           -   $      64,595  $      384,229
     Exercise of warrant                                     -               -               -           5,114           5,114
     Acquisition of license agreement                        -         390,000         390,000               -         390,000
     Subscriptions receivable                                -               -               -               -           5,000
     Debt obligations                                        -               -               -          37,812       2,355,937
     Accounts payable                                        -               -               -               -          40,000
     Accrued expenses                                        -               -               -               -         360,394
     Preferred stock                                         -               -               -          55,539          55,539
                                                 ------------------------------------------------------------------------------
                                                 $           -   $     435,584   $     390,000   $     163,060  $    3,596,213
                                                 ==============================================================================

    Series A preferred stock issued for debt
     obligations                                 $           -   $           -   $           -   $   3,374,136  $    3,374,136
                                                 ==============================================================================

See Notes to Financial Statements.

QUANTECH LTD. (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
(Information applicable to the six-month periods ended December 31, 1997 and 1998, is unaudited)
-------------------------------------------------------------------------------
Note 1.  Nature of Business and Significant Accounting Policies
Nature of business: Quantech Ltd. (Quantech or the Company) was formed under the laws of the state of Minnesota for the purpose of effecting the change in domicile of Spectrum Diagnostics S.p.A (SDS) from Italy to the state of Minnesota through a merger with SDS on April 14, 1993. The merger was accounted for as if it were a pooling of interests.

The Company had no operations prior to the merger and is continuing the business of SDS to commercialize the Surface Plasmon Resonance (SPR) technology. Commercialization will consist of developing and introducing an instrument which will run various tests capable of diagnosing various human health conditions and which the Company intends to market to the world medical diagnostic industry.

A summary of the Company's significant accounting policies follows:

Cash equivalents: The Company maintains its cash in bank deposit and money market accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Fair value of financial instruments: The following methods and assumptions were used by the Company in estimating the fair value of each class of financial instruments:

Cash and cash equivalents: The carrying amount approximates fair value because of the nature or short maturity of those instruments.

Short-term debt: The fair value of the Company's short-term debt is estimated based on interest rates for the same or similar debt having the same or similar remaining maturities with similar risk and collateral requirements. The recorded value of short-term debt approximates its fair value.

Prepaid product development expense: Prepaid product development expense arises from the valuation of warrants issued to a licensee in return for technical assistance to be rendered to the Company by the licensee over a period of approximately two years. The expense is being recognized over this period (see
Note 4).

Other assets: The license agreement is being amortized using the straight-line method over the remaining life of the underlying patents of 15 years (see Note
4). Costs of obtaining additional patents are capitalized and will be amortized over their useful lives.

QUANTECH LTD. (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Information applicable to the six-month periods ended December 31, 1997 and 1998, is unaudited)
-------------------------------------------------------------------------------
Note 1. Nature of Business and Significant Accounting Policies (Continued)
The Company reviews its intangible assets periodically to determine potential impairment by comparing the carrying value of the intangibles with expected future net cash flows. Though the Company has had no sales to date nor an established market for its product, it has performed market studies to determine potential size of the market and expected acceptance of its product. This has been the basis for the Company's expected future net cash flows. Should the sum of the expected future net cash flows be less than the carrying value, the Company would determine whether an impairment loss should be recognized. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the intangible. Fair value would be determined based on estimated expected future discounted cash flows or appraised value. To date, management has determined that no impairment of intangible assets exists.

Property and equipment: Property and equipment are stated at cost. Depreciation is computed by the straight-line method over five years, or the life of the related lease, whichever is less.

Debt discount attributable to value of conversion feature: The Company has allocated a portion of the proceeds of its debt to a beneficial conversion feature, measured by the intrinsic value of that feature. This amount is being amortized to interest expense using the straight-line method over the remaining term of the debt based on the expected conversion date (see Note 3).

Income taxes: Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Research and development: The Company contracts with certain outside parties for the design and development of its product in addition to conducting its own research and development. Research and development costs are charged to expense as incurred.

Loss per common share: The FASB has issued Statement No. 128, Earnings Per Share, which supersedes APB Opinion No. 15. Statement No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants, and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per share amounts. All other entities are required to present basic and diluted per share amounts. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations.

QUANTECH LTD. (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Information applicable to the six-month periods ended December 31, 1997 and 1998, is unaudited)
-------------------------------------------------------------------------------

Note 1. Nature of Business and Significant Accounting Policies (Continued)
The Company has granted options and warrants to purchase shares of common stock at various amounts per share (see Note 6). Those options and warrants were not included in the computation of diluted earnings per share because the Company has incurred losses in all periods. The inclusion of potential common shares in the calculation of diluted loss per share would have an antidilutive effect. Therefore, basic and diluted loss per share amounts are the same in each period presented.

Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive income: The FASB has issued Statement No. 130, Reporting Comprehensive Income, effective for fiscal years beginning after December 15, 1997. Statement No. 130 requires reporting items which are components of other comprehensive income, such as foreign currency items and unrealized gains and losses on certain investments in debt and equity securities. The Company will adopt this statement in the fiscal year ending June 30, 1999. However, it is not expected to have an effect on the presentation of the Company's financial statements.

Segments: The FASB has issued Statement No. 131, Disclosures About Segments of an Enterprise and Related Information, effective for fiscal years beginning after December 15, 1997. Statement No. 131 requires disclosure of certain information for each reportable segment, including general information, profit and loss information, segment assets, etc. The Company will adopt this statement in the fiscal year ending June 30, 1999. The Company does not expect this statement to have an effect on its financial statements.

Translation of foreign currency statements: Prior to September of 1992, the functional and reporting currency for SDS was the Italian lira. Concurrent with the receipt of net proceeds from its initial public offering of common stock in the United States in September 1992, and in connection with the phase-out of its Italian operations, the functional and reporting currency of SDS changed from the Italian lira to the United States dollar. As a result, the cumulative translation adjustment component of equity was eliminated in 1992.

Interim financial information (unaudited): The financial statements and notes related thereto as of December 31, 1998, for the six-month periods ended December 31, 1997 and 1998, and the period from September 30, 1991 (date of inception), to December 31, 1998, are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations. The operating results for the interim periods are not indicative of the operating results to be expected for a full year or for other interim periods. Not all disclosures required by generally accepted accounting principles necessary for a complete presentation have been included.

QUANTECH LTD. (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Information applicable to the six-month periods ended December 31, 1997 and 1998, is unaudited)
-------------------------------------------------------------------------------
Note 2.  Basis of Presentation
The Company was incorporated for the purpose of acquiring, developing, and commercializing SPR technology for use in medical diagnostics. The Company has had no sales, and the only revenue generated by the Company since its inception has been interest income.

The Company is a development stage company which has suffered significant losses from operations, requires additional financing, and ultimately needs to continue development of its product, generate revenues, and successfully attain profitable operations. These factors raise substantial doubt about the Company's ability to continue as a going concern and realize the value of its assets, including its license agreement. The financial statements do not reflect any adjustments which might be necessary should the Company not remain a going concern.

Without immediate funding from equity or debt financing, the Company does not have sufficient funds to remain a going concern, or to complete commercial development of and bring its instrument and disposables to commercial production and realize the value of the license agreement. The Company obtained funding through a private offering of its Series A convertible preferred stock in November 1998 and converted notes payable, due September 30, 1998, to Series A convertible preferred stock (see Note 10). The Company has also increased its note payable to a bank by $250,000. In addition, the Company intends to pursue a $5 to $7 million offering in early 1999 with terms yet to be determined. There is no assurance that additional financing can be obtained.

Note 3.  Short-Term Debt Obligations
Short-term debt obligations as of June 30, 1997 and 1998, and December 31, 1998, were as follows:

                                                                June 30
                                                        -------------------------         December 31,
                                                            1997           1998               1998
                                                        -------------------------   ---------------------
                                                                                          (Unaudited)
13.5% convertible secured promissory
  notes, payable September 1998, secured by
  substantially all of the Company's assets            $ 1,070,000    $ 3,159,720          $    --
Less discount attributable to value of
  beneficial conversion feature                              --          (546,902)              --
Prime rate unsecured note payable to a
  bank, due December 1999, guaranteed by a
  shareholder                                                --           500,000             300,000
                                                        ----------------------------------------------
                                                       $ 1,070,000    $ 3,112,818          $  300,000
                                                        ==============================================

QUANTECH LTD. (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Information applicable to the six-month periods ended December 31, 1997 and 1998, is unaudited)
-------------------------------------------------------------------------------
Note 3.     Short-Term Debt Obligations (Continued)
In April 1998, the Company completed an offering of secured promissory notes of $1,625,150 to accredited investors and issued warrants in connection with the sale of such notes to the investors for the purchase of 243,773 shares of common stock. In addition, the selling agent also received warrants to purchase 10,249 shares of common stock. The notes are convertible into shares of common stock at a price equal to the lesser of $3.53 or 80 percent of the market price of the common stock for (i) the 20 consecutive trading days prior to the maturity date of the notes or (ii) the price at which the transaction which triggers repayment of the notes is completed. The warrants exercise price is calculated in the same manner as the notes conversion price.

During May 1998, holders of the Company's convertible secured promissory notes agreed to convert $219,300 of accrued interest in notes and extend the maturity date of the notes to September 30, 1998, from June 1, 1998. The note holders received additional warrants to purchase 178,618 shares of common stock in conjunction with the agreement.

During May 1998, the Company began an offering of convertible secured promissory notes to accredited investors. The maximum amount of notes to be issued was $500,000. As of June 30, 1998, notes in the amount of $245,270 were issued. Purchasers of the notes also received warrants for the purchase of 36,790 shares of common stock. Conversion and warrant exercise terms are the same as those discussed above.

The above warrants were valued at $943. This minimal fair value was based upon management's determination that the effective interest rate of the debt was determined to be equal to the market rate for similar debt instruments with similar risk.

Subsequent to year end, the Company completed the offering by issuing an additional $252,230 of the notes. Warrants to purchase 37,835 shares of common stock were issued. In conjunction with this offering, the selling agent received warrants to purchase 3,134 shares of common stock. These warrants were valued at $76. This minimal fair value was based upon management's determination that the effective interest rate of the debt was determined to be equal to the market rate for debt instruments with similar risks.

QUANTECH LTD. (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Information applicable to the six-month periods ended December 31, 1997 and 1998, is unaudited)
-------------------------------------------------------------------------------
Note 4.  Agreements
License agreement: The Company has a license agreement for certain patents, proprietary information, and associated hardware related to the SPR technology. The license calls for an ongoing royalty of 6 percent on all products utilizing the SPR technology which are sold by the Company. In addition, if the Company sublicenses the technology, the Company will pay a royalty of 15 percent of all revenues received by the Company under any sublicense. If the cumulative payments of these two royalties fail to reach at least $500,000 by December 31, 1993, $850,000 by December 31, 1995, $1,000,000 by December 31, 1997, $1,150,000
by December 31, 1998, and $1,300,000 by December 31, 1999, the licensor has the right to deprive the Company of its exclusive rights under the license agreement (each time one of such benchmarks is not met). As of June 30, 1998, the Company has paid $1,000,000 of the cumulative payment. The Company has also ratably accrued additional minimum royalty payments of $75,000 as of June 30, 1998 ($112,500 as of September 30, 1998), because sales or sublicense revenues through December 31, 1998, may not be adequate to meet the cumulative minimum royalty payments. The Company intends to accrue $150,000 by December 31, 1998, and continue accruing and paying minimum royalties for future periods until royalties based on revenues exceed the minimum payment amounts.

The obligations of the Company to pay royalties terminate when the total royalty payments reach a gross amount of $18,000,000, which amount would be increased by $2,000,000 each time a benchmark is not met. After such date, the Company's rights in the licensed SPR technology continue in perpetuity with no further royalty obligations.

In September 1997, the Company entered into an agreement to purchase certain sublicense rights that had previously been granted to an investor group which included a shareholder of the Company. In return for these sublicense rights, the Company issued 150,000 shares of the Company's common stock, convertible secured promissory notes totaling $550,000, and warrants to purchase 82,500 shares of the Company's common stock. The Company has capitalized the sublicense rights at $940,165, the amount that approximates the fair market value of the equity and debt instruments issued as of the date of the agreement. The value assigned to the common stock was based on the quoted market value. The values of the convertible debt instrument and the detachable warrants were based on similar instruments previously placed by the Company.

Technology and development agreement: During the year ended June 30, 1998, the Company entered into a technology and development agreement with a leading supplier of life science systems and analytical instruments, which provides exclusive license rights to certain of the Company's technology for use outside of medical diagnostics, and co-exclusive rights to nucleic acid medical diagnostics. The licensee, pursuant to the agreement, is providing technical assistance related to the Company's medical diagnostic system and will be required to pay future royalty payments if the licensee sells products containing the Company's technology. The royalties to be received will vary between 6 and 12 percent, depending on the phase of assistance. When all phases are complete, the royalty will be 6 percent. Minimum annual royalties to be paid by the licensee will be $500,000 beginning December 2000, expiring in conjunction with the related patents. Should the licensee fail to commercialize the licensed technology, all rights will revert back to the Company.

QUANTECH LTD. (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Information applicable to the six-month periods ended December 31, 1997 and 1998, is unaudited)
-------------------------------------------------------------------------------

Note 4. Agreements (Continued)
The licensee also received a warrant to purchase 1,400,000 shares of common stock. The warrant expires December 2002 and is exercisable immediately. The exercise price of the warrant is 95 percent of the average market price of the Company's common stock for the 25 days prior to the date the licensee elects to exercise the warrant. The warrant was valued at $230,000, based on the difference between the quoted fair market value of the Company's stock on the date of issuance and what the exercise price would have been on that date.

In conjunction with the above technology and development agreement, the Company has licensed additional technology. The Company will be required to pay royalties at 8 percent of sales on products featuring the technology. Minimum annual royalties of $500,000 begin in December 2000, expiring in conjunction with the related patents. Should the Company fail to commercialize the license technology, all rights will revert back to the licensor, and future minimum annual royalty obligations will be canceled.

Employment agreements: The Company has at-will employment agreements with its Chief Executive Officer and Chief Financial Officer. The agreements require the payment of one year's salary (for the chief financial officer) or $150,000 (for the chief executive officer) if employment is terminated due to the sale of the Company or a greater than 50 percent change in ownership. In addition, the Chief Financial Officer is entitled to six months' salary if he is terminated without cause.

Note 5.  Leases
The Company leases its office space under an agreement which expires February 28, 2000. Approximate minimum aggregate rental commitments under this lease are as follows:

Years ending June 30:
1999                                     $        38,000
2000                                              26,000
                                       -------------------
                                         $        64,000
                                       ===================


Rental expense for the years ended June 30, 1997 and 1998, was approximately $68,000 and $58,000, respectively.

Note 6.  Stockholders' Equity
Capital stock: The Company has authorized 12,500,000 of capital shares consisting of 10,000,000 common shares and 2,500,000 undesignated shares (see
Note 10 for subsequent activity).

Reverse stock split: On June 2, 1998, the Company reduced the number of shares outstanding in a 1-for-20 reverse stock split. All share and per share amounts presented have been retroactively adjusted to reflect the split.

QUANTECH LTD. (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Information applicable to the six-month periods ended December 31, 1997 and 1998, is unaudited)
-------------------------------------------------------------------------------
Note 6.  Stockholders' Equity  (Continued)
Par value of stock: In March 1998, the Company amended its Articles of Incorporation to reduce the number of authorized shares from 90,000,000 to 12,500,000. In addition, the common stock was changed from $0.01 per share par value to no par value. The cumulative amount paid in excess of the previously stated par value has been reclassed from additional paid-in capital to common stock on the statement of stockholders' equity (deficit) for the year ended June 30, 1998.

Options and warrants--employee grants: The Company regularly grants options to its employees. As permitted under generally accepted accounting principles, these grants are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, compensation cost has been recognized for those grants whose exercise price of the grant exceeds the fair market value of the stock on the date of grant. There was $48,000 of compensation expense recorded for employee grants for the year ended June 30, 1997, and none recorded for the year ended June 30, 1998, and six months ended December 31, 1998.

Options and warrants--nonemployee grants: The Company also grants options and warrants to nonemployees for goods, services, and in conjunction with certain agreements. These grants are accounted for under FASB Statement No. 123 based on the grant date fair values.

Options and warrants--pro forma information: Had compensation cost for all of the stock-based compensation grants and warrants issued been determined based on the grant date fair values of awards, reported net loss attributable to common stockholders and net loss per common share would have been reduced to the pro forma amounts shown below:

                                                June 30,        June 30,       December 31,
                                                  1997            1998             1998
-------------------------------------------------------------------------------------------
                                                                               (Unaudited)
Net loss attributable to common
  stockholders, as reported                $  (3,925,460)    $ (3,648,748)    $ (2,785,985)
Net loss attributable to common
  stockholders, pro forma                     (4,197,373)      (4,016,450)      (2,858,386)
Net loss per basic and diluted common
  share, as reported                               (1.66)           (1.45)           (1.06)
Net loss per basic and diluted common
  share, pro forma                                 (1.77)           (1.59)           (1.09)



The above pro forma effects on net loss and net loss per share are not likely to be representative of the effects on reported net loss for future years because options vest over several years and additional awards generally are made each year.

QUANTECH LTD. (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Information applicable to the six-month periods ended December 31, 1997 and 1998, is unaudited)
-------------------------------------------------------------------------------
Note 6.     Stockholders' Equity  (Continued)
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997 and 1998:

                                        June 30,      June 30,      December 31,
                                          1997           1998         1998
-------------------------------------------------------------------------------
                                                                   (Unaudited)
Expected dividend yield               $            $             $
Expected stock price volatility           71.63%        67.31%         80.56%
Risk-free interest rate                    6.00%         6.00%          6.00%
Expected life of options (years)              3             3              3



Transactions involving stock options and warrants are summarized as follows (see
Note 10 for subsequent activity):


                                                                                    Weighted-
                                                                       Stock     Average Exercise
                                                   Warrants           Options    Price Per Share
------------------------------------------------------------------------------------------------
                  >
Balance, June 30, 1996                              602,505           186,250        $   5.40
Granted                                             172,140            56,175            8.60
Exercised                                           (22,750)          (16,000)           4.60
Expired                                             (12,500)          (10,916)           9.60
                                                  ----------------------------------------------
Balance, June 30, 1997                              739,395           215,509            6.20
Granted                                           2,120,148           521,000            3.30
Exercised
Expired                                            (187,828)         (243,009)           7.26
                                                  ----------------------------------------------
Balance, June 30, 1998                            2,671,715           493,500            3.58
Granted (unaudited)                               2,876,925           963,600            0.95
Exercised (unaudited)                               (22,500)                             2.50
Expired (unaudited)                                (720,159)           (8,000)           3.59
                                                  ----------------------------------------------
Balance, December 31, 1998 (unaudited)            4,805,981         1,449,100        $   1.71
                                                  ==============================================


The fair value of warrants granted during 1997, 1998, and the six months ended December 31, 1998, was $0.002, $0.127, and $0.274, respectively.

The fair value of equity instruments granted for goods and services during 1997, 1998, and the six months ended December 31, 1998, was $1.371, $0.427, and $0.330, respectively.

QUANTECH LTD. (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Information applicable to the six-month periods ended December 31, 1997 and 1998, is unaudited)
-------------------------------------------------------------------------------
Note 6.     Stockholders' Equity  (Continued)
The weighted-average fair value of options granted during 1997, 1998, and the six months ended December 31, 1998, was $7.20, $1.09, and $0.40, respectively. The following tables summarize information about stock options and warrants outstanding as of December 31, 1998:

                        OPTIONS AND WARRANTS OUTSTANDING
                                   (Unaudited)

                                                                     Weighted-
                                                                      Average          Weighted-
    Range of                               Number of                 Remaining         Average
    Exercise                                 Units                  Contractual       Exercise
      Price                               Outstanding                  Life             Price
------------------------------------------------------------------------------------------------------------
$0.75 - $0.81                                  1,795,927                3.6          $    0.75
$1.10                                          1,800,000                3.9               1.10
$1.13 - $1.18                                    102,548                3.7               1.14
$1.32                                            144,000                3.9               1.32
$1.75 - $2.00                                     19,300                3.9               1.97
$1.93                                          1,400,000 (1)            3.0               1.93
$2.40 - $2.50                                     91,400                0.4               2.46
$3.00                                            373,250                2.3               3.00
$5.00                                            495,281                0.7               5.00
$12.00                                             5,000                1.4              12.00
$14.40                                            29,875                1.4              14.40
                                     ---------------------                         -------------
                                               6,256,581                             $    1.71
                                     =====================                         =============


                        OPTIONS AND WARRANTS EXERCISABLE
                                   (Unaudited)

                                                                    Weighted-
    Range of                                Number of                Average
    Exercise                                  Units                 Exercise
      Price                                Exercisable                Price
----------------------------------------------------------------------------
$0.75 - $0.81                                   1,332,961         $     0.75
$1.10                                           1,800,000               1.10
$1.13 - $1.18                                     102,548               1.14
$1.32                                             144,000               1.32
$1.75 - $2.00                                      17,500               1.97
$1.93                                           1,400,000  (1)          1.93
$2.40 - $2.50                                      91,400               2.46
$3.00                                             334,918               3.00
$5.00                                             495,281               5.00
$12.00                                              5,000              12.00
$14.40                                             29,875              14.40
                                               ------------------------------
                                                5,753,483         $     1.78
                                               ------------------------------

QUANTECH LTD. (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Information applicable to the six-month periods ended December 31, 1997 and 1998, is unaudited)
-------------------------------------------------------------------------------

Note 6.  Stockholders' Equity (Continued)
(1) These warrants are exercisable at a price equal to 95 percent of the average of the last sale price of the Company's common stock in 25 consecutive trading days immediately preceding the date of the first notice of exercise of the warrant received by the Company. The exercise price of these warrants will change as the market value of the Company's common stock changes.

Note 7.  Income Taxes
The Company's income tax expense consists solely of a franchise tax in Italy during the year ended December 31, 1992, since the Company has incurred no United States income taxes. For United States income tax purposes, under provisions of the Internal Revenue Code, the Company has approximately $11,920,000 in operating loss carryforwards and $316,000 in research and development credits at June 30, 1998, which may be used to offset otherwise future taxable income. These carryforwards are subject to certain limitations under the provisions of the Internal Revenue Code, Section 382, which relate to a 50 percent change in control over a three-year period. The annual net operating loss carryforward limitation due to Section 382 is approximately $200,000 per year, which reduced the carryforward by $2,800,000. The Company has "post change" carryforwards of approximately $8,888,000 that are not limited. Further changes of control may result in the additional expiration of a portion of the remaining carryforwards before they can be used and are also dependent upon the Company attaining profitable operations in the future.

Loss carryforwards and credits for tax purposes, reduced by the Section 382 limitation discussed above, as of June 30, 1998, have the following expiration dates:

                                    Net         Research and
Expiration                       Operating       Development
Date                               Loss             Credits
--------------------------------------------------------------------------
2006                       $       241,000   $       --
2007                             1,115,000           --
2008                               827,000         20,000
2009                               849,000         26,000
2010                                   --          45,000
2011                             2,193,000           --
2012                             3,738,000        117,000
2013                             2,957,000        108,000
                         ----------------------------------
                           $    11,920,000   $    316,000
                         ==================================

QUANTECH LTD. (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Information applicable to the six-month periods ended December 31, 1997 and 1998, is unaudited)
-------------------------------------------------------------------------------
Note 7.  Income Taxes (Continued)
The tax effects of principal temporary differences at an assumed effective annual rate of 34 percent are shown in the following table:

                                                                     June 30
                                                         -----------------------------------
                                                            1998                  1997

--------------------------------------------------------------------------------------------
Deferred tax assets (liabilities):
  Loss carryforwards                                       $     4,053,000   $     3,047,000
  Royalties                                                         26,000            38,000
  Research and development credits and deductions                  521,000           414,000
  Guarantee of Spectrum Diagnostics, Inc. debt                     115,000           115,000
  Compensation expense                                              30,000            59,000
  Beneficial conversion feature                                    150,000              --
  Other accruals                                                    29,000           (10,000)
                                                         -----------------------------------
                                                                 4,924,000         3,663,000

Valuation allowance for deferred tax assets                     (4,924,000)       (3,663,000)
                                                         -----------------------------------
Net deferred tax assets                                  $          --     $          --
                                                         ===================================


The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended June 30, 1997 and 1998, due to the valuation allowance recorded against deferred tax assets.

Note 8.  Spectrum Diagnostics, Inc.
As a result of its merger with SDS (see Note 1), Quantech guaranteed payment of certain liabilities. As of June 30, 1998, the Company is not aware of any guarantees outstanding; however, the Company has recorded a liability of $19,800 for potential claims or unknown liabilities.

Note 9.  Subsequent Events
During July and August 1998, the Company issued 14,910 shares of its common stock at prices ranging from $3.00 per share to $3.50 per share for equipment and services rendered. In addition, 2,000 shares were issued pursuant to the conversion of a promissory note, and 2,045 shares were issued pursuant to the exercise of a warrant.

Note 10.  Additional Subsequent Events (Unaudited)
In September and October 1998, 3,400 and 25,000 shares of common stock, respectively, were issued pursuant to the conversion of promissory notes. In September and from October to December 1998, 12,557 and 6,078, respectively, shares of common stock were issued for equipment and services rendered at prices ranging from $0.75 to $1.83 per share.

QUANTECH LTD. (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Information applicable to the six-month periods ended December 31, 1997 and 1998, is unaudited)
-------------------------------------------------------------------------------
Note 10.    Additional Subsequent Events (Unaudited) (Continued)
In November 1998, the Company established Series A Preferred Stock (Series A Stock) and designated 2,500,000 of its authorized and previously undesignated shares as Series A Stock. The shares have no par value and a liquidation value of $3.00 per share. Each share of Series A Stock is convertible into, and has voting rights equal to, four shares of common stock. The Series A Stock is not redeemable until November 5, 2003. If any time after November 5, 2003, the Company receives a written request from the holders of at least 50 percent of the outstanding share of Series A Stock, the Company will redeem all of the outstanding shares by paying in cash an amount equal to the sum of the original purchase price plus a 10 percent return per annum. Series A Stock is automatically converted into shares of common stock if (i) the Company closes on an equity offering of at least $5,000,000 or (ii) at least 50 percent of the number of shares of Series A Stock that were outstanding as of November 30, 1998, have been converted or redeemed. The excess of redemption value over carrying value will be accrued, using the interest method, over the period until the first redemption date of November 5, 2003.

In November and December 1998, the Company sold 600,617 shares of its Series A Stock to accredited investors at $3.00 per share and issued 1,124,715 shares of Series A Stock pursuant to conversion of promissory notes at a conversion price of $3.00 per share. The holders of the promissory notes also received warrants to purchase 728,957 shares of common stock at an exercise price of $0.75. The receipt of these warrants canceled the detachable warrants issued in conjunction with the promissory notes. The new warrants were valued at $162,000 using the Black-Sholes model. In conjunction with these transactions, the Company paid commissions and expenses of $125,700 and issued warrants to purchase 176,420 shares of common stock to the selling agents, which were valued at approximately $65,000 using the Black-Sholes model.

In November 1998, 74,052 shares of common stock were issued pursuant to conversion of Series A Stock.

In November 1998, a warrant to purchase 1,800,000 shares of common stock was issued in conjunction with a research and development services agreement. The warrant is exercisable immediately at $1.10 per share and was valued at approximately $518,000 using the Black-Sholes model. Since all of the services under this agreement have not been rendered, the $388,500 unearned portion as of December 31, 1998, has been recorded as contra-equity. The unearned portion will be recognized as expense as services are rendered over the term of the agreement. In conjunction with this agreement, warrants to purchase 144,000 shares of common stock were issued, and $190,000 in cash was paid to the investment banking firm that arranged the transaction. These warrants were valued at $36,000 using the Black-Sholes model.

In December 1998, the Company amended its Articles of Incorporation to increase the number of authorized shares from 12,500,000 to 75,000,000, of which 50,000,000 is common stock, 2,500,000 is Series A Stock, and 22,500,000 is undesignated.

QUANTECH LTD. (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Information applicable to the six-month periods ended December 31, 1997 and 1998, is unaudited)
--------------------------------------------------------------------------------
Note 10.    Additional Subsequent Events (Unaudited) (Continued)
In October through December 1998, the Company issued options to purchase 963,350 shares of common stock under the Company's 1998 Stock Option Plan. Under the 1998 Stock Option Plan, options for up to 2,000,000 shares may be granted. If any of the options granted under the plan expire or are terminated prior to being exercised in full, the unexercised portion of such options will once again be available for additional option grants. The options granted will have a maximum term of ten years and an exercise price not less than the market price on the date of grant. One-third of the option grant is exercisable immediately, with one-third becoming exercisable on each of the second and third anniversaries of the date of grant.

Prospective investors may rely only on the information contained in this Prospectus. Neither Quantech nor the selling stockholders has authorized anyone to provide prospective investors with information different form that contained in this Prospectus. The information in this Prospectus is correct only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of these securities.


Until _________, 1999 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                 Quantech, Ltd.


                                8,507,349 Shares
                                       of
                                  Common Stock


                              ---------------------

                                   PROSPECTUS
                              ---------------------


                                         , 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.


         Section 302A.521, subd. 2, of the Minnesota Statutes requires Quantech to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Quantech, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of Quantech, or, in the case of performance by a director, officer or employee of Quantech involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of Quantech. In addition, Section 302A.521, subd. 3, requires payment by Quantech, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the stockholders, or by a court.



         Provisions regarding indemnification of officers and directors of Quantech are contained in Article 5 of the Restated Bylaws (Exhibit 3.2 to this Registration Statement). Quantech maintains a director and officer liability policy.


Item 25.  Other Expenses of Issuance and Distribution.


         The following expenses will be paid by Quantech in connection with the distribution of the securities registered hereby and do not include the underwriting discount to be paid to the Underwriters. All of such expenses, except for the SEC registration fee and Nasdaq listing fee, are estimated.


    SEC Registration Fee...........................  $    3,770
    Legal Fees.....................................       7,500
    Accountants' Fees and Expenses.................       5,000
    Printing Expenses..............................       5,000
    Blue Sky Fees and Expenses.....................       5,000
    Transfer Agent Fees and Expenses...............           0
    Miscellaneous..................................         730
                                                      ---------
         Total.....................................  $   27,000
                                                      =========

Item 26.  Recent Sales of Unregistered Securities.

         During the past three years, the Registrant has sold the securities listed below pursuant to exemptions from registration under the Securities Act. The information below is presented on a post-reverse stock split basis.


         During May 1998, holders of Quantech's Convertible Secured Promissory Notes agreed to convert $219,300 of accrued interest into Notes and extend the maturity date of the Notes to September 30, 1998 from June 1, 1998. The Note holders received warrants to purchase 178,618 shares of Common Stock. The extension of the Notes and issuance of the warrants were made in reliance upon exemptions from registration provided under Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act") and Rule 506 of Regulation D. The holders of these notes and warrants acquired these securities for their own account and not with a view to any distribution thereof to the public.



         During May through August 1998, Quantech completed an offering of Convertible Secured Promissory Notes in the principal amount of $497,500 to accredited investors and issued warrants in connection with the sale of such notes to the investors for the purchase of 74,625 shares of Common Stock. The sales were made in reliance upon exemptions from registration provided under
Section 4(2) of the 1933 Act and Rule 506 of Regulation D. Quantech paid commissions and accountable expenses in the aggregate amount of $20,900 to a registered investment bank for acting as selling agent and issued the investment bank a warrant to purchase up to 3,134 shares of Common Stock as additional compensation. Such warrant was sold pursuant to Section 4(2) of the 1933 Act. The purchasers of these notes and warrants acquired these securities for their own account and not with a view to any distribution thereof to the public.



         In July 1998, Quantech sold 5,714 shares of its Common Stock at $3.50 per share to an accredited investor. The shares were sold pursuant to Section 4(2) of the 1933 Act. The purchaser of such Common Stock acquired these securities for its own account and not with a view to any distribution thereof to the public.


         Also in July 1998, 2,000 shares of Common Stock were issued pursuant to conversion of a promissory note. The shares were sold pursuant to Section 3(a)(9) of the 1933 Act. The purchaser of such Common Stock acquired these securities for its own account.


         In August 1998, Quantech sold 9,196 shares of its Common Stock at $3.00 per share to an accredited investor. The shares were sold pursuant to Section 4(2) of the 1933 Act. The purchaser of such Common Stock acquired these securities for its own account and not with a view to any distribution thereof to the public.


         Also in August 1998, 2,045 shares of Common Stock were issued pursuant to exercise of a warrant. The shares were sold pursuant to Section 4(2) of the 1933 Act. The purchaser of such Common Stock acquired these securities for its own account and not with a view to any distribution thereof to the public.

         In September 1998, 3,400 shares of Common Stock were issued pursuant to conversion of a promissory note. The shares were sold pursuant to Section 3(a)(9) of the 1933 Act. The purchaser of such Common Stock acquired these securities for its own account.



         In September 1998, Quantech sold 7,557 shares of Common Stock at $0.75 per share to an accredited investor. Also in September 1998, Quantech sold 5,000 shares of Common Stock at $1.13 per share to an accredited investor. The shares were sold pursuant to Section 4(2) of the 1933 Act. The purchasers of such Common Stock acquired these securities for their own accounts and not with a view to any distribution thereof to the public.


         In October 1998, 25,000 shares of Common Stock were issued pursuant to conversion of a promissory note. The shares were sold pursuant to Section 3(a)(9) of the 1933 Act. The purchaser of such Common Stock acquired these securities for its own account.


         In November and December 1998, Quantech sold 600,617 shares of its Series A Convertible Preferred Stock to accredited investors at a price of $3.00 per share, and issued 1,124,715 shares of Series A Convertible Preferred Stock pursuant to conversion of promissory notes at a conversion price of $3.00 per share. Quantech paid commissions and accountable expenses in the aggregate amount of $125,700 to registered investment banks for acting as selling agents and issued the investment banks warrants to purchase up to 176,420 shares of Common Stock as additional compensation. Each share of Series A Convertible Preferred Stock is convertible into four shares of Quantech's Common Stock. The shares were sold pursuant to Section 4(2) of the 1933 Act and Rule 506 promulgated thereunder. The purchasers of such Preferred Stock acquired these securities for their own accounts and not with a view to any distribution thereof to the public.



         During November 1998 through March 1999, 90,504 shares of Common Stock were issued pursuant to conversion of Series A Convertible Preferred Stock. The shares were sold pursuant to Section 3(a)(9) of the 1933 Act. The purchasers of such Common Stock acquired these securities for their own accounts.



         In November 1998, Quantech issued a warrant to purchase 1,800,000 shares of Common Stock to a company in exchange for engineering development work, and issued another warrant to purchase 144,000 shares of Common Stock to an investment banking firm that arranged the transaction. The exercise prices of the warrants are $1.10 per share and $1.32 per share, respectively. Both warrants expire in November 2003. The warrants were sold pursuant to Section 4(2) of the 1933 Act. The purchasers of such warrants acquired these securities for their own accounts and not with a view to any distribution thereof to the public.



         In December 1998, Quantech sold 3,792 shares of Common Stock at $1.50 per share to an accredited investor. Also in December 1998, Quantech sold 2,286 shares of Common Stock at $1.83 to an accredited investor. The shares were sold pursuant to Section 4(2) of the 1933 Act. The purchasers of such Common Stock acquired these securities for their own accounts and not with a view to any distribution thereof to the public.



         The sales of securities listed above were made in reliance upon Sections 4(2) and 3(a)(9) of the Securities Act, which provide exemptions for transactions not involving a public offering, and Regulation D thereunder. The purchasers of securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act, or an exemption from such registration requirements. Except as specified above, no underwriting commissions or discounts were paid with respect to the sales of unregistered securities described above.

Item 27.  Exhibits and Financial Statement Schedules.

Exhibit
Number                                             Description


2.1 Plan of Reorganization, dated November 24, 1992, by and among Quantech Ltd. and Spectrum Diagnostics S.p.A. (incorporated by reference to
         Exhibit 2.1 of the Registrant's Registration Statement on Form S-4; Reg. No. 33-55356).

2.2 Amendment and Restatement Agreement and Plan of Merger dated January 20, 1993 by and among Quantech Ltd., Spectrum Diagnostics S.p.A. and Spectrum Diagnostics Corp. (incorporated by reference to Exhibit 2.2 of the Registrant's Registration Statement on Form S-4; Reg. No. 33-55356).

3.1**    Articles of Incorporation of Quantech Ltd., as amended.

3.2 Bylaws of Quantech Ltd. (incorporated by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form S-4; Reg. No. 33-55356).

4.1 Form of Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-4; Reg. No. 33-55356).

4.2      Form of Private Placement Warrant (incorporated by reference to Exhibit
         4.2 of the Registrant's Registration Statement on Form SB-2; Reg. No. 333-6809).

5.1**    Opinion and Consent of Fredrikson & Byron, P.A.

10.1 Lease for office space at 1419 Energy Park Drive, St. Paul, MN 55108 (incorporated by reference to Exhibit 10.1 of the Registrant's Form 10-KSB for the Year Ended June 30, 1995).

10.2 Option Agreement with Ares-Serono, as amended (including license) assigned to Quantech Ltd. pursuant to the Merger (incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form S-4; Reg. No. 33-55356).

10.3 Letter of Amendment to Ares-Serono License (incorporated by reference to Exhibit 10.6 of the Registrant's Form 10-KSB for the Year Ended June 30, 1995).

10.4 Employment Agreement with Gregory G. Freitag (incorporated by reference to Exhibit 10.1 of the Registrant's Form 10-Q for the Quarter Ended March 31, 1998).

10.5     Employment Agreement with Robert Case (incorporated by reference to
         Exhibit 10.2 of the Registrant's Form 10-Q for the Quarter Ended March 31, 1998).

10.6 Technology and Development License Agreement dated December 16, 1997 (incorporated by reference to Exhibit 1 of Schedule 13D filed by The Perkin-Elmer Corporation on December 23, 1997, File No. 0-19957).

10.7 Perkin Elmer/Quantech License Agreement dated June 29, 1998 (incorporated by reference to Exhibit 10.7 to the Registrant's Form 10-KSB for the year ended June 30, 1998).

10.8 Research and Development Services Agreement, dated November 13, 1998, with Millenium Medical Systems, LLC (incorporated by reference to Exhibit A to Schedule 13D filed by Robert Gaines and Millenium Medical Systems, LLC on November 23, 1998, File No. 0-19957).

22       Quantech has no subsidiaries.

23.1**   Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

23.2*    Consent of Independent Accountants

24**     Power of Attorney (included on signature page)
-------------------------------------------
*   Filed herewith.
**  Previously filed.


Item 28.  Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned Registrant further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant further undertakes that it will:

         (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) include any additional or changed material information on the plan of distribution;

         (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering; and

         (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 24, 1999.


                                      QUANTECH LTD.

                                      By   /s/ Robert Case
                                           Robert Case, Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signatures               Title                                 Date
                         Chief Executive Officer, Director
 /s/ Robert Case        (principal executive officer)         March 24, 1999
Robert Case
                         Chief Operating Officer, Chief
           *             Financial Officer and Secretary
Gregory G. Freitag       (principal financial and accounting
                         officer)

           *             Director
James F. Lyons

          *              Director
Richard W. Perkins

           *             Director
Edward E. Strickland


*   By: /s/ Robert Case
          Robert Case, as Attorney-in-fact
          Date:   March 24, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Quantech Ltd.

                           EXHIBIT INDEX TO FORM SB-2


Exhibit
Number            Description

2.1 Plan of Reorganization, dated November 24, 1992, by and among Quantech Ltd. and Spectrum Diagnostics S.p.A. (incorporated by reference to
         Exhibit 2.1 of the Registrant's Registration Statement on Form S-4; Reg. No. 33-55356).

2.2 Amendment and Restatement Agreement and Plan of Merger dated January 20, 1993 by and among Quantech Ltd., Spectrum Diagnostics S.p.A. and Spectrum Diagnostics Corp. (incorporated by reference to Exhibit 2.2 of the Registrant's Registration Statement on Form S-4; Reg. No. 33-55356).

3.1**    Articles of Incorporation of Quantech Ltd., as amended.

3.2 Bylaws of Quantech Ltd. (incorporated by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form S-4; Reg. No. 33-55356).

4.1 Form of Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-4; Reg. No. 33-55356).

4.2      Form of Private Placement Warrant (incorporated by reference to Exhibit
         4.2 of the Registrant's Registration Statement on Form SB-2; Reg. No. 333-6809).

5.1**    Opinion and Consent of Fredrikson & Byron, P.A.

10.1 Lease for office space at 1419 Energy Park Drive, St. Paul, MN 55108 (incorporated by reference to Exhibit 10.1 of the Registrant's Form 10-KSB for the Year Ended June 30, 1995).

10.2 Option Agreement with Ares-Serono, as amended (including license) assigned to Quantech Ltd. pursuant to the Merger (incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form S-4; Reg. No. 33-55356).

10.3 Letter of Amendment to Ares-Serono License (incorporated by reference to Exhibit 10.6 of the Registrant's Form 10-KSB for the Year Ended June 30, 1995).

10.4 Employment Agreement with Gregory G. Freitag (incorporated by reference to Exhibit 10.1 of the Registrant's Form 10-Q for the Quarter Ended March 31, 1998).

10.5     Employment Agreement with Robert Case (incorporated by reference to
         Exhibit 10.2 of the Registrant's Form 10-Q for the Quarter Ended March 31, 1998).

10.6 Technology and Development License Agreement dated December 16, 1997 (incorporated by reference to Exhibit 1 of Schedule 13D filed by The Perkin-Elmer Corporation on December 23, 1997, File No. 0-19957).

10.7 Perkin Elmer/Quantech License Agreement dated June 29, 1998 (incorporated by reference to Exhibit 10.7 to the Registrant's Form 10-KSB for the year ended June 30, 1998).

10.8 Research and Development Services Agreement, dated November 13, 1998, with Millenium Medical Systems, LLC (incorporated by reference to Exhibit A to Schedule 13D filed by Robert Gaines and Millenium Medical Systems, LLC on November 23, 1998, File No. 0-19957).

22       Quantech has no subsidiaries.

23.1**   Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

23.2*    Consent of Independent Accountants

 24**    Power of Attorney (included on signature page)
------------------------------------
*   Filed herewith
** Previously filed